Exhibit 10.1

SOLAR DEVELOPMENT ACQUISITION AND SALE AGREEMENT

Solar Asset Portfolio

Dated as of June 7, 2012

By and between

Solar Power, Inc.

Buyer

and

Solar Hub Utilities, LLC

Seller

LIST OF SCHEDULES

Schedule 1.1.1	Wire Instructions

Schedule 6.13	Solar Data

Schedule 6.14	Permits and Permit Applications to be assigned by Seller at Closing

Schedule 6.15	Land Contracts to be assigned by Seller at Closing

Schedule 6.16	Development Documents to be assigned by Seller at Closing

LIST OF EXHIBITS

Exhibit A	Project List

Exhibit B	Bill of Sale and General Assignment and Assumption Agreement

Exhibit C	[Reserved]

Exhibit D	Escrow Agreement

Exhibit E	Security Agreement

Exhibit F	[Reserved]

SOLAR DEVELOPMENT ACQUISITION AND SALE AGREEMENT

THIS SOLAR DEVELOPMENT ACQUISITION AND SALE AGREEMENT (this “Agreement”) is dated as of June 7, 2012 (the “Effective Date”) between Solar Power, Inc., a California corporation, hereafter referred to as (“Buyer”) and Solar Hub Utilities, LLC, a Hawaiian Limited Liability company hereafter referred to as (“Seller”).

RECITALS

A. Seller has or is in the process of developing, and owns certain rights, interests and assets comprising sixty-eight (68) solar photovoltaic, electricity generating facilities having a total initial nominal nameplate capacity of 29.2 MWDC (each a “Project” and more than one the “Projects”) on sites in Oahu, Maui and Kona, Hawaii, as further described on the “Project List” attached as Exhibit A.

B. For each Project and in connection therewith Seller has acquired certain real estate rights and other assets and completed or commenced certain development activities. Pursuant to the terms and conditions of this Agreement, Seller shall be obligated to complete certain Conditions Precedent, Project Milestones and other requirements with respect to the Projects as a condition to the payment by Buyer to Seller of the Purchase Price for each of the Projects.

C. Buyer desires to acquire all right, title and interest in and to the Acquired Assets comprising the Projects, pursuant to the terms and conditions of this Agreement.

D. Seller desires to transfer the Acquired Assets comprising the Projects to Buyer in accordance with the terms hereof.

AGREEMENT

NOW THEREFORE, for good and valuable consideration, including the sums to be paid to Seller by Buyer and the covenants and agreements set forth herein, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS AND RULES OF INTERPRETATION

1.1 Defined Terms. For purposes of this Agreement, the following terms shall have the following meanings, applicable both in the singular and in the plural use of the terms:

1.1.1 Acquired Assets. All of Seller’s right, title and interest, without reservations or restrictions, in and to all of the assets and rights comprising the Projects, whether existing now or in the future, including, without limitation, pursuant to or as reflected in any and all Development Documents, Books and Records, Land Contracts, Permits, the Permit Applications, Reports, Interconnection Rights, Power Purchase Agreements, Project Attributes, Solar Data, or otherwise with respect to any Project.

1.1.2 Affiliate. With respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with that Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership interests, by contract or otherwise.

1.1.3 Agreement. This Solar Development Acquisition and Sale Agreement, including all Exhibits and Schedules hereto, as the same may be modified, amended or supplemented from time to time in accordance with Section 12.6.

1.1.4 Ancillary Agreements. Any agreement, contract or binding obligation with regard to any Project, whether existing now or in the future, other than Land Contracts, Interconnection Agreements, and Power Purchase Agreements, including, without limitation, (a) any donation agreement; (b) any PILOT (payment in lieu of taxes) agreement; (c) any road maintenance agreement; (d) any decommissioning agreement; (e) any transmission easements; (f) access easements, and (g) substation use agreements.

1.1.5 Authority. Any federal, state, local or other governmental, judicial, public or statutory instrumentality, tribunal, agency, authority, body or entity, or any political subdivision thereof having legal jurisdiction over the matter or Person in question.

1.1.6 Bill of Sale. The term shall have the meaning set forth in Section 3.1.6.

1.1.7 Books and Records. Any and all data, reports, correspondence, maps, surveys and other business records relating to the Projects that are generated or obtained by Seller prior to Closing (other than the Solar Data).

1.1.8 Business Day. Any day that is not a Saturday, Sunday or other day on which commercial banks in California or Hawaii are authorized or required by law to remain closed.

1.1.9 Buyer Conditions. The term shall have the meaning set forth in Section 2.3.3.

1.1.10 Buyer Confidential Information. The term shall have the meaning set forth in Section 8.4.1.

1.1.11 Buyer Documents. This Agreement, the General Assignment, the Land Contract Assignment, the Interconnection Rights Assignment, Escrow Agreement, Security Agreement, and each other agreement, document or instrument to be executed and delivered by Buyer in connection herewith.

1.1.12 Buyer Event of Default. The term shall have the meaning set forth in Section 10.2.

1.1.13 Buyer Indemnified Parties. The term shall have the meaning set forth in Section 9.3.1.

1.1.14 Buyer’s Knowledge. The actual and current knowledge of any of the following Persons: Bradley Ferrell, Steven Kircher and James Pekarsky.

1.1.15 Cash Advance. An advance of the Purchase Price by Buyer to Seller up to an aggregate of Nine Million Dollars ($9,000,000) subject to the terms and conditions set forth in Section 2.2.2.

1.1.16 Closing. The term shall have the meaning set forth in Section 2.3.1.

1.1.17 Closing Date. The term shall have the meaning set forth in Section 2.3.1.

1.1.18 Code. The Internal Revenue Code of 1986, as the same may be amended from time to time, including any amendments or any substitute or successor provisions thereto.

1.1.19 Conditional Use Permit. The Conditional Use Permits or equivalent permits issued, or to be issued, whether existing now or in the future, by the various planning or zoning Authorities providing the zoning for and otherwise authorizing the Projects.

1.1.20 Conditions Precedent. The following conditions with respect to each Project, which collectively comprise one of the Milestones that Seller must satisfy, at its sole cost and expense, except as set forth in this Agreement, prior to payment by Buyer of the Project Payment for any Project:

(a) Notice to Proceed for such Project, including, as appropriate, execution by Buyer of an Interconnection Agreement, with full identification and determination of upgrade costs, and approval of such upgrade costs pursuant to Section 8.8.2;

(b) reasonable written evidence that the Project has qualified for, and met all conditions precedent other than construction and interconnection, for HECO’s Tier 2 or Tier 3 FIT Program, as applicable, and as in place as of the Closing Date;

(c) an executed Lease with the Property owner for such Project, in form and substance approved by Buyer, and with a Title Commitment for such Property in form and content reasonably approved by Buyer, and at a rent rate consistent with the rent rate set forth in the applicable Land Contract as of the Closing Date;

(d) the Conditional Use Permit, if required by applicable Authorities, for approval of the installation of the Project on the related Property, with approval of the costs of any conditions of approval pursuant to Section 8.8.2; and

(e) an issued building Permit from the appropriate Authority, allowing for the installation of the Project on the related Property.

1.1.21 Consents. The term shall have the meaning set forth in Section 8.3.

1.1.22 Damages. The term shall have the meaning set forth in Section 9.3.1.

1.1.23 Development Documents. All of the documents and materials with respect to the Projects, including, without limitation, as defined on Schedule 6.16, whether existing now or in the future.

1.1.24 Effective Date. The term shall have the meaning set forth in the preamble to this Agreement.

1.1.25 Encumbrances. Any claim, lien, pledge, mortgage, option, charge, easement, security interest, right-of-way, judgment, encumbrance, lease, interest, mineral reservation, covenant, conditional sales contract, title retention arrangement or restriction or other estate, grant or right of Seller or any third parties.

1.1.26 Endorsements. ALTA, CLTA or company form endorsements required by Buyer that are available in the State of Hawaii with respect to the Property.

1.1.27 Environmental Laws. All Laws that regulate or relate to (i) the protection or clean-up of the environment; (ii) the Handling of Hazardous Materials; (iii) the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; and (iv) the health and safety of persons or property, including protection of the health and safety of employees. Environmental Laws shall include, without limitation, the Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Occupational Safety and Health Act, Toxic Substances Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Hazardous Materials Transportation Act, and Centers for Disease Control guidelines, policies and procedures, and all analogous or related Laws.

1.1.28 Escrow Account. The escrow account maintained by the Escrow Holder pursuant to the terms of the Escrow Agreement.

1.1.29 Escrow Agreement. The agreement between Buyer, Seller and Escrow Holder regarding the holding and disbursement of Cash Advance and Project Payment funds as set forth in Section 2.2, and in the form attached hereto as Exhibit D.

1.1.30 Escrow Holder. Title Guaranty Escrow Services, Inc..

1.1.31 Facilities. The solar power generating facilities (including, without limitation, any and all support structures, photovoltaic panels, electrical collection system, access roads, and any and all other equipment, materials and improvements associated therewith), for an combined nominal nameplate capacity of 29,172,000 watts DC, which are planned for development related to each the Properties in connection with the Project portfolio.

1.1.32 Formation Documents. The articles or certificate of incorporation or formation and bylaws of a corporation or operating agreement of a limited liability company.

1.1.33 General Assignment. This term shall have the meaning set forth in Section 3.1.1.

1.1.34 Intentionally Deleted.

1.1.35 Handling. The production, use, treatment, storage, transportation, generation, manufacture, processing, distribution, disposal, emission, discharge, Release or threatened Release.

1.1.36 Hazardous Materials. Any dangerous, hazardous or toxic substance or constituent or pollutant or contaminant which, pursuant to any Laws in effect as of the Effective Date, has been determined, to be hazardous, toxic or dangerous to human health or the environment, including, but not limited to, any hazardous substance under the Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C.A. § 9601 et. seq.), any solid waste under the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C.A. § 6901 et. seq.), or any contaminant, pollutant, waste or toxic substance under the Clean Air Act, as amended (42 U.S.C.A. § 7401 et. seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C.A. § 1251 et. seq.), the Safe Drinking Water Act, as amended (42 U.S.C.A. § 300f et. seq.), the Emergency Planning and Community Right-To-Know Act, as amended (42 U.S.C.A sec. 110001 et. seq.), the Occupational Safety and Health Act, as amended (29 U.S.C.A sec. 651 et. seq.), the Hazardous Materials Transportation Act, as amended, (49 U.S.C.A. sec. 5101 et. seq.) or the Toxic Substances Control Act, as amended (15 U.S.C.A. § 2601 et. seq.), and any equivalent or applicable state or local laws.

1.1.37 Impairment. With respect to any Project which is impacted by a Seller Event of Default, a cost increase for such Project over the amount set forth for such Project on the Project Cost Schedule and equal to or greater than $0.28 per watt as a direct result of the applicable Seller Event of Default.

1.1.38 Interconnection Agreements. The interconnection agreements, whether existing now or in the future, with the appropriate Utility for the interconnection of each Project to the Utility distribution grid.

1.1.39 Interconnection Rights. All rights and interests of the non-Utility party, without reservations or restrictions, in the Interconnection Agreements.

1.1.40 Interconnection Studies. The Interconnection studies and reports identified on Schedule 6.16.

1.1.41 Land Contracts. The letters of intent and Lease Agreements entered into between various property owners, whether existing now or in the future, including, without limitation, those listed on Schedule 6.15, establishing the tangible real property interests, easements, or leases in the Properties.

1.1.42 Law. Any law, statute, rule, regulation, ordinance, standard, code, order, judgment, decision, writ, injunction, decree, certificate of need, award or other governmental restriction, including policy or procedure, issued or enforced by any Authority.

1.1.43 Loss. A Loss occurs with respect to a Project if, as a direct result of a Seller Event of Default, (1) such Project no longer qualifies for, or otherwise meets the conditions precedent for the State of Hawaii’s Tier 2 or 3 FIT Program, (2) the parties determine that such Project cannot achieve Project Milestones 1-5, (3) if Project Milestones 1-5 are or can be achieved, the Project cannot interconnect with the Utility under the related Interconnection Agreement, or (4) the parties determine by mutual agreement that such Project should not be continued.

1.1.44 Material Adverse Effect. Any material adverse change in or effect on any one or more of the Projects or the Acquired Assets that would materially and adversely impact the Buyer under this Agreement. For purposes of determining whether a Material Adverse Effect exists, the parties shall take into account the underlying business rationale, and the allocation of risk and reward, for the transactions contemplated by this Agreement. For instance, a circumstance that might otherwise be deemed as material and adverse with respect to a given Project likely will not create a Material Adverse Effect if that Project can be replaced by an Additional Project as allowed herein. Further, given the fact that, pursuant to Section 10.2.2, no remedy is provided for a Project Default that occurs before the completion of Project Milestones 1-5, a circumstance that might otherwise be deemed as material and adverse likely will not create a Material Adverse Effect if the material and adverse consequences of that circumstance are of a lesser degree than any possible Project Default that could occur before the completion of Project Milestones 1-5.

1.1.45 Non-Disclosure Period. The term shall have the meaning set forth in Section 8.6.

1.1.46 Notice of Completeness. A written or electronic notice from the appropriate Utility or governmental agency(s) that the application for interconnection with respect to a Project is complete.

1.1.47 Notice to Proceed. A “Notice To Proceed” issued by the applicable Utility with respect to a Project, as contemplated under the State of Hawaii’s Tier 2 or 3 FIT Program.

1.1.48 Other Seller Default. The term shall have the meaning set forth in Section 10.2.2.

1.1.49 Party or Parties. “Party” means Buyer or Seller individually; and “Parties” means Buyer and Seller collectively.

1.1.50 Permit Applications. Any and all applications, petitions, filings or requests made to any Authority, whether existing now or in the future, on or before the Closing Date in order to obtain a Permit for the Project.

1.1.51 Permits. The licenses, consents, certificates, approvals, and permits required for the construction, installation, ownership or operation of the Projects, whether existing now or in the future, including, without limitation, as described on Schedule 6.14 of this Agreement, including, without limitation, the Conditional Use Permits, if a Conditional Use Permit is required by Law for the Project.

1.1.52 Permitted Liens. All of the following: (a) liens for property taxes and installments of assessments and charges of Authorities not yet due and payable; (b) liens created solely by the act or omission of Buyer; and (c) any other Encumbrances created or permitted with the prior written consent of Buyer or its Representatives.

1.1.53 Person. Any individual, corporation, partnership, joint venture, association, joint stock company, trust, limited liability company, decedent’s estate, organization, entity, or unincorporated organization or any Authority.

1.1.54 Phase I Environmental Assessment. Any Phase I Environmental Assessment, if required, in connection with the Projects.

1.1.55 Power Purchase Agreement. A power purchase agreement or other evidence of a binding commitment from the applicable Utility for the purchase of the electricity generated by the Facility, whether existing now or in the future, at a rate not less than $0.238 US per kWh, for a term of not less than twenty (20) years.

1.1.56 Program Default. Project Defaults involving the Loss or Impairment of Projects such that Projects with an aggregate capacity of 12 MW (DC) or less remain.

1.1.57 Project Cost Schedule. The estimated aggregate and per Project cost of the Projects as detailed on the schedule to be mutually approved by Buyer and Seller.

1.1.58 Project Default. With respect to any Project, Loss or Impairment of the Project before completion of Project Milestones 1-5 or Loss or Impairment of the Project before completion of Milestone 6, which in either case is caused by a Seller Event of Default.

1.1.59 Project. Any single solar-powered electricity generating plant within the portfolio of Projects.

1.1.60 Projects. The complete portfolio of 68 single solar-powered electricity generating plants (including the Facilities and Interconnection) having a combined nominal nameplate capacity of 29,172,000 watts DC to be located on the various Properties, and any Additional Projects added pursuant to Section 5.3.

1.1.61 Project Attributes. The renewable energy certificates or credits, green tags, emission credits, carbon offsets and any other environmental attribute currently available or available at any time in the future related to each Property, Facilities or Project, as well as all tax credits, including, without limitation, production tax credits and investment tax credits.

1.1.62 Project Milestones. The requirements set forth in Section 2.2.3(a)(1)-(6) that must be satisfied by Seller as a condition to receiving Project Payments for each Project, as further set forth in Section 2.2.3.

1.1.63 Project Payments. The per Project payment of the Purchase Price as set forth in Section 2.2.3.

1.1.64 Project Substation. Per the Interconnection Agreement.

1.1.65 Property. All real property on which any of the Projects is intended to be constructed, as evidenced by Land Contracts, whether existing now or in the future, including, without limitation, that real property subject to the Land Contracts listed on Schedule 6.15.

1.1.66 Purchase Price. The term shall have the meaning set forth in Section 2.2.1.

1.1.67 Release. Any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment or the workplace of any Hazardous Materials, and otherwise as defined in any Environmental Law.

1.1.68 Reports. The Phase I Environmental Assessment, the Title Commitments, the Interconnection Studies and the Solar Study.

1.1.69 Representative. With respect to any Person, any officer, director, employee of such Person or other Person designated by written notice to act as the Person’s representative.

1.1.70 Security Agreement. The security agreement by Buyer in favor of Seller providing Seller a security interest in the Acquired Assets to secure performance by Buyer of the terms of this Agreement, in the form attached hereto as Exhibit E.

1.1.71 Seller. Solar Hub Utilities, LLC, a Hawaii limited liability company.

1.1.72 Seller Conditions. The term shall have the meaning set forth in Section 2.3.2.

1.1.73 Seller Confidential Information. The term shall have the meaning set forth in Section 8.5.1.

1.1.74 Seller Documents. This Agreement, the Bill of Sale, the General Assignment, the Land Contract/Solar Easement Assignment, the Interconnection Assignment, and each other agreement, document or instrument to be executed and delivered by Seller in connection herewith.

1.1.75 Seller Expense Schedule. The schedule of expenses to be paid by Seller from the Cash Advance, comprising an Overhead component and a Project Cost component as more specifically set forth on the budget mutually approved by Buyer and Seller.

1.1.76 Seller Fee. The term shall have the meaning set forth in Section 2.2.2(a).

1.1.77 Seller Event of Default. The term shall have the meaning set forth in Section 10.2.

1.1.78 Seller Indemnified Parties. The term shall have the meaning set forth in Section 9.3.2.

1.1.79 Seller’s Knowledge. The actual and current knowledge of the following Persons: Pat Shudak and Jill Noetzelman.

1.1.80 Solar Data. Any and all solar data with regard to the Projects, whether existing now or in the future, included, or included by reference, on Schedule 6.13 to this Agreement. The Solar Data includes the Solar Study.

1.1.81 Survey. A land survey of the Property acceptable to Buyer prepared by a licensed surveyor showing no exceptions that would limit the solar installation on the property.

1.1.82 Taxes. All federal, state, local, foreign and other net income, gross income, estimated, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property taxes and assessments, windfall profits, value added, commercial rent, customs duties, capital gain, social security, royalty, documentary or other taxes, fees, assessments, duties or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and the term “Tax” means any one of the foregoing Taxes.

1.1.83 Title Commitment. A preliminary commitment from the Title Company to issue the Title Insurance Policy for the Property insuring the easement, leasehold or fee interests provided under the Land Contracts, as approved by Buyer, and subject only to Permitted Liens, and with such Endorsements as required by Buyer.

1.1.84 Title Company. A title company, qualified and doing business in the State of Hawaii, as selected by Buyer and reasonably acceptable to Seller.

1.1.85 Title Insurance Policy. An ALTA policy of title insurance insuring Buyer’s interest in the Property, in such amount as Buyer determines, issued by the Title Company, subject only to the Permitted Liens and containing the Endorsements.

1.1.86 Utility; Utilities. Hawaiian Electrical Company (HECO), Hawaii Maui Electrical Company (MECO) and Hawaii Electric and Light Company (HELCO), as applicable to each Project.

1.2 Rules of Interpretation. Unless otherwise expressly provided, or unless required by the context in which any term appears:

(a) capitalized terms used in this Agreement have the meanings specified in this Article;

(b) the singular shall include the plural and the plural shall include the singular;

(c) references to “Articles”, “Sections”, “Schedules” or “Exhibits” (if any) shall be to articles, sections, schedules or exhibits (if any) of this Agreement;

(d) all references to a particular entity shall include a reference to such entity’s successors and permitted assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

(e) the words “herein”, “hereof’ and “hereunder” shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement;

(f) all accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles in the United States of America, consistently applied;

(g) references to this Agreement shall include a reference to all schedules and exhibits hereto, as the same may be amended, modified, supplemented or replaced from time to time;

(h) references to any agreement, document or instrument shall mean a reference to such agreement, document or instrument as the same may be amended, modified, supplemented or replaced from time to time;

(i) the use of the word “including” in this Agreement to refer to specific examples shall be construed to mean “including, without limitation” or “including, but not limited to” and shall not be construed to mean that the examples given are an exclusive list of the topics covered;

(j) relative to the determination of any period of time, “from” means “including and after”, “to” means “to, but excluding” and “through” means “through and including”;

(k) references to applicable Laws shall mean a reference to such applicable Laws as the same may be amended, modified, supplemented or restated and be in effect from time to time, including rules and regulations promulgated thereunder; and

(l) where a Party’s acceptance, approval, consent or concurrence is required in connection with any matter under this Agreement, such Party shall not unreasonably withhold, condition or delay such acceptance, approval, consent or concurrence.

The Parties collectively have prepared this Agreement, and none of the provisions hereof shall be construed against one Party on the ground that such Party is the author of this Agreement or any part hereof.

ARTICLE 2

PURCHASE AND SALE OF ACQUIRED ASSETS

2.1 Purchase and Sale of Acquired Assets.

2.1.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Seller shall sell, convey, transfer, assign, and deliver to Buyer, and Buyer shall purchase from Seller, all of the Acquired Assets, which Acquired Assets shall be sold, conveyed, transferred, assigned and delivered to Buyer for the consideration specified in Section 2.2 below.

2.2 Purchase Price; Assumption of Liabilities.

2.2.1 Purchase Price. Buyer agrees to pay to Seller the Purchase Price of One and 50/100 Dollars ($1.50) per Watt DC capacity of each Project, which shall be paid pursuant to the Cash Advance and Project Payment provisions below (the “Purchase Price”). It is specifically understood and agreed to by the parties that the Closing and the transfer of title to the Acquired Assets shall occur on the Closing Date, but the payment of the Purchas Price shall occur on a post-Closing basis pursuant to the Cash Advance and Project Payment Provisions below.

2.2.2 Cash Advance.

(a) The Cash Advance shall be used solely (1) for completing the development of the Projects as payment for Overhead and Project Cost expenses pursuant to the Seller Expense Schedule, such that Seller can satisfy Seller’s Conditions Precedent, Project Milestones and other requirements under this Agreement , (2) for payment of up to Two Million ($2,000,000) of fee to Seller (the “Seller Fee”) for the retirement of certain debt, and (3) for satisfaction and termination of the Note, defined below, and the loan associated with the Note. Pursuant to that certain Secured Promissory Note dated April 27, 2012 by and between Buyer and Seller (“Note”), Buyer made a loan to Seller in the amount of One Million Dollars ($1,000,000). The Note was secured by a Security Agreement dated April 27, 2012 encumbering the Acquired Assets comprising thirteen (13) Projects. Upon the Effective Date, an installment of the Cash Advance in the amount of One Million Dollars ($1,000,000) shall be paid automatically in the form of a credit to repay in full the Note (with Buyer hereby acknowledging that only principal, and not any interest or fees, is owing on the Note), and upon such payment, (i) the Note, the loan evidenced by the Note, and the Security Agreement securing the Note all shall be terminated, (ii) the original Note shall be marked as “Paid in Full” and shall be cancelled and returned by Buyer to Seller, and (iii) all collateral for the Note shall be released, with Buyer executing and filing such documents as are necessary to implement the foregoing termination and release. Additionally, upon the Effective Date, an installment of the Cash Advance in the amount of Two Million Dollars ($2,000,000) shall be paid to Seller pursuant to the wire instructions attached at Schedule 1.1.1.

(b) Buyer shall deposit the remaining portions of the Cash Advance with the Escrow Holder in six installments, as follows (with all of the following installments coming after the initial installments described in Section 2.2.2(a) above) : (i) Buyer shall deposit the first installment in the amount of One Million Dollars ($1,000,000 within twenty-four (24) hours of the execution of this Agreement, the Escrow Agreement and the establishment of the escrow account with Escrow Holder (at which point the total amount of the outstanding Cash Advance shall be $4,000,000). (ii) Buyer shall deposit the second installment in the amount of Five Hundred Thousand Dollars ($500,000) during the week of June 18-22, 2012 (at which point the total amount of the outstanding Cash Advance shall be $4,500,000). (iii) Buyer shall deposit the third installment in the amount of One Million Dollars ($1,000,000) during the week of July 2-6, 2012 (at which point the total amount of the outstanding Cash Advance shall be $5,500,000). (iv) Buyer shall deposit the fourth installment in the amount of One Million Dollars ($1,000,000) during the week of July 9-13 (at which point the total amount of the outstanding Cash Advance shall be $6,500,000). (v) Buyer shall deposit the fifth installment in the amount of Two Million Dollars ($2,000,000) during the week of July 23-27, 2012 (at which point the total amount of the outstanding Cash Advance shall be $8,500,000). (vi) Buyer shall deposit the sixth installment in the amount of Five Hundred Thousand Dollars ($500,000) within seven (7) days after Buyer receives notice from Escrow Holder that the balance remaining in the Escrow Account is less than One Million Dollars ($1,000,000) (at which point the total amount of the outstanding Cash Advance shall be $9,000,000). The failure by Buyer to make any deposit required hereunder in full shall constitute a default under this Agreement. Notwithstanding the foregoing, once Seller has received Purchase Price payments, net of amounts credited for previous Cash Advances as described in Section 2.2.2(d) below, in an amount equal to, or greater than, two (2) times the remaining unreleased amount of the Cash Advance; (x) Buyer’s obligation to make Cash Advance deposits shall terminate; (y) the Escrow Holder shall cease making Cash Advances to Seller from the Escrow Account, and (z) Escrow Holder shall release to Buyer any remaining the remaining Cash Advance balance held in the Escrow Account.

(c) As set forth further in the Escrow Agreement: (i) The Escrow Holder shall release the Overhead portion of the Cash Advance directly to the Seller upon written request of the Seller; provided that, as of the date of such request, the amount of such request coupled with all prior advances for Overhead does not exceed the cumulative amount authorized under the Seller Expense Schedule to be released by the Escrow Holder as of such date for Overhead, or such request is consented to in writing by the Buyer. (ii) The Escrow Holder shall pay the Project Cost portion of the Cash

Advance by check or wire transfer to the appropriate third party payee upon written request of the Seller, such request to be accompanied by appropriate invoices; provided that, as of the date of any such request, the amount of such request coupled with all prior advances for Project Costs from the same specified line item as the line item for such request does not exceed the cumulative amount authorized under the Seller Expense Schedule to be released by the Escrow Holder as of such date for Project Costs from the specified line item, or such request is consented to in writing by the Buyer. (iii) Buyer’s consent shall be required for the release and payment by the Escrow Holder of any payments requested by Seller from the Escrow Account for amounts not covered as provided above or in excess of the amounts set forth in the Seller Expense Schedule.

(d) Buyer shall defer payment of the Purchase Price and Project Payments on Projects otherwise entitled to a Project Payment under Section 2.2.3 until July 15, 2012, on which date Buyer shall pay all deferred Project Payments. Notwithstanding the foregoing, the Cash Advance shall be partially creditable against the Purchase Price and any Project Payments due and payable (i) with respect to the 75% of the Project Payment to be deposited and released pursuant to Sections 2.2.3 (b) and (c), on a Fifty Cents ($0.50) per each dollar basis, such that for each payment of One Dollar ($1.00) of the Purchase Price and any Project Payment due to the Seller as provided herein, the Buyer shall reduce the cash payment of such One Dollar ($1.00) by Fifty Cents ($0.50) and which shall reduce the Cash Advance balance by Fifty Cents ($0.50), until such time as the Cash Advance balance is reduced to Zero Dollars ($0), and (ii) with respect to the 25% of the Project Payment to be deposited and released pursuant to Sections 2.2.3 (b) and (d), on a dollar for dollar basis, such that for each payment of One Dollar ($1.00) of the Purchase Price and any Project Payment due to the Seller as provided herein, the Buyer shall reduce the cash payment of such One Dollar ($1.00) by One Dollar ($1.00) and which shall reduce the Cash Advance balance by One Dollar ($1.00), until such time as the Cash Advance balance is reduced to Zero Dollars ($0) . For example, if a Project Payment is due to Seller in the amount of One Hundred Thousand Dollars ($100,000) and the Cash Advance balance is Five Hundred Thousand Dollars ($500,000), then Buyer shall make a deposit for the Project Payment in the amount of Thirty Seven Thousand Five Hundred Dollars ($37,500)[50% of the 75% portion of the Project Payment and 0% of the 25% portion of the Project Payment], and Sixty Two Thousand Five Hundred Dollars ($62,500)[50% of the 75% portion of the Project Payment and 100% of the 25% portion of the Project Payment] shall be credited to the Project Payment from the Cash Advance, and the Cash Advance balance shall be reduced to Four Hundred Thirty Seven Thousand Five Hundred Dollars ($437,500), and the foregoing allocation formula shall continue until such time as the Cash Advance balance is reduced to Zero Dollars ($0).

(e) Notwithstanding the foregoing, Buyer shall not be obligated to make a payment of the Cash Advance under Section 2.2.2(b), and Seller shall not be entitled to obtain Cash Advance disbursements under Section 2.2.2(c) during any time that Buyer has noticed an Event of Default which has not been cured as provided in Section 10.2.1.

2.2.3 Project Payment.

(a) The Purchase Price shall be paid on a per Project basis (“Project Payment”), based on the satisfaction by Seller, at its sole cost and expense, except as set forth in this Agreement, of certain Project Milestones with regard to such Project. The Project Milestone are as follows:

(1) Seller’s delivery of the current and existing Development Documents for such Project via a DropBox program;

(2) Seller’s delivery of the Notice of Completeness for such Project;

(3) Seller’s completion of its Conditions Precedent for such Project;

(4) Seller obtains the “final” building permit from the relevant building department and Buyer has mobilized for construction;

(5) (a) there has been no material adverse change in such Project as a result of the actions or inactions of the Seller with respect to its responsibilities and Seller shall have performed in all material respects all of the agreements and complied in all material respects with all of the covenants required hereby to be performed by it with respect to such Project, including, without limitation, the satisfaction of the Conditions Precedent and the obligations under Section 8.9 with respect to such Project; (b) the representations and warranties of Seller set forth in Article 6 of this Agreement shall be true and correct in all material respects as of the date thereof as if made as of such time and (c) such Project has not been terminated by agreement of the parties;

(6) the earlier of (a) Buyer’s completion of construction and interconnection of such Project with the serving Utility; or (b), provided that such Project has not been terminated by agreement of the parties or a failure of the Seller to perform its obligations under Milestones 1-5 above, the first annual anniversary of the issuance of NTP for such Project.

(b) Within seven (7) days after written notice by Seller to Buyer and Escrow Holder asserting satisfaction by Seller of Project Milestones 1–5, as set forth above, for any Project, which notice shall include reasonable written evidence of the satisfaction of such Project Milestones, Buyer shall confirm Seller’s satisfaction of Project Milestones 1-5 and if confirmed shall deposit the Project Payment for such Project with Escrow Holder for deposit in the Escrow Account. Notwithstanding the foregoing, the Project Payment shall be subject to the Cash Advance crediting provisions set forth in Section 2.2.2(d) above. Upon written confirmation from Escrow Holder to Seller that Escrow Holder unconditionally holds the full amount of the applicable Project Payment (subject to the Cash Advance crediting provisions set forth in Section 2.2.2(d) above) for application in the manner set forth in Section 2.2.3(c) below, Seller shall provide to Escrow Holder a release its security interest under the Security Agreement in the Project and all related Acquired Assets to the extent that they relate solely to the applicable Project.

(c) Upon receipt by Escrow Holder of a release by Seller of its security interest under the Security Agreement in the Project and all related Acquired Assets that relate solely to the applicable Project, Escrow Holder shall immediately (1) release to Seller seventy-five percent (75%) of the Project Payment with respect to the Project, and (2) in accordance with the terms of Section 2.2.3(d) below, release or continue to hold, as applicable, the remaining twenty-five percent (25%) of the Project Payment for such Project for distribution in accordance with the terms of Section 2.2.3(d) of this Agreement. Notwithstanding the foregoing, the Project Payment shall be subject to the Cash Advance crediting provisions set forth in Section 2.2.2(d) above.

(d) With respect to the payment of the remaining twenty five percent (25%) of the Purchase Price for any applicable Project:

(i) If there is no Cash Advance balance then outstanding after first accounting for the payment of the seventy five percent (75%) of the Purchase Price with respect to the Project pursuant to Section 2.2.3(c) above, within seven (7) days after written notice by Seller to Buyer and Escrow Holder asserting satisfaction by Seller of Project Milestone 6, as set forth above, for any Project, which notice shall include reasonable written evidence of the satisfaction of such Project Milestone, Escrow Holder shall release to Seller the remaining twenty-five percent (25%) of the Project Payment for such Project. Notwithstanding the foregoing, the Project Payment shall be subject to the Cash Advance crediting provisions set forth in Section 2.2.2(d) above; or

(ii) If there is a Cash Advance balance then outstanding after first accounting for the payment of the seventy five percent (75%) of the Purchase Price with respect to the Project pursuant to Section 2.2.3(c) above, then Seller shall be paid the lesser of (a) the remaining twenty five percent (25%) of the Purchase Price or (b) the amount of the Cash Advance balance concurrently with the payment of the seventy five percent (75%) of the Purchase Price with respect to such Project pursuant to Section 2.2.3(c) above, with the payment of such portion of the Purchase Price pursuant to this Section 2.2.3(d)(ii) entirely in the form of a credit against the Cash Advance balance and which shall reduce the Cash Advance balance by the amount of the credit. If the Cash Advance balance is completely eliminated pursuant to the preceding sentence prior to payment in full of the entire remaining twenty five percent (25%) of the Purchase Price, then any remaining portion of the Purchase Price shall be paid in the manner provided in Section 2.2.3(d)(i) above

(e) Notwithstanding the foregoing, Buyer shall not be obligated to make a Project Payment under Section 2.2.3(b), and Seller shall not be entitled to obtain Project Payment disbursements under Section 2.2.3(c) and Section 2.2.3(d) during any time that Buyer has noticed an Event of Default which has not been cured as provided in Section 10.2.1.

2.2.4 Allocation of Purchase Price. The Purchase Price shall include and be allocated among the Acquired Assets on a per Project basis at One and 50/100 Dollars ($1.50) per Watt DC capacity of each Project. Seller and Buyer and their Affiliates shall report, act, and file all Tax returns, form or reports (including, but not limited to, IRS Form 8594) in all respects and for all purposes consistent with such allocation. Neither Seller nor Buyer shall take any position (whether in audit, Tax returns, or otherwise or with any Authority) that is inconsistent with such allocation, unless required to do so by applicable Law.

The Purchase Price shall be payable by wire transfer. The Purchase Price is an aggregate figure for all Acquired Assets and other fees for services outlined and due under this Agreement.

2.3 Mechanics of Closing.

2.3.1 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Buyer in Roseville, California, on or before 5 p.m., local time, on June 8, 2012, provided all of the conditions to each Party’s obligations set forth in Articles 3(A) and 4(A) have been satisfied or waived in writing, or at such other place or time as the Parties may mutually agree. The date and time at which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

2.3.2 Failure to Satisfy All Seller Conditions. The conditions precedent to Seller’s obligations to consummate the transactions contemplated by this Agreement are set forth in Article 4(A) (“Seller Conditions”). Only Seller has the right to waive any of the Seller Conditions. If Buyer and Seller are unable, despite their reasonable efforts, to satisfy all of the Seller Conditions, Buyer may (a) terminate the agreement and the transaction shall be null and void; or (b) nonetheless elect to consummate the transactions contemplated herein.

2.3.3 Failure to Satisfy All Buyer Conditions. The conditions precedent to Buyer’s obligations to consummate the transactions contemplated by this Agreement are set forth in Article 3(A) (“Buyer Conditions”). Only Buyer has the right to waive any of the Buyer Conditions. If Buyer and Seller are unable, despite their reasonable efforts, to satisfy all of the Buyer Conditions, Buyer may (a) terminate the agreement and the transaction shall be null and void; or (b) nonetheless elect to consummate the transactions contemplated herein.

2.3.4 Closing Process. The Closing shall be by an electronic exchange (i.e., facsimile or electronic mail) of signatures to the Buyer and Seller Documents and closing deliveries, with a subsequent delivery between Buyer and Seller of the original executed Buyer and Seller Documents and closing deliveries the following business day via Federal Express or other nationally recognized overnight carrier.

2.4 Closing Costs.

2.4.1 Expenses. Except as otherwise specified herein, each Party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such Party in preparation, negotiation, execution and performance of this Agreement. The Parties shall split the escrow fees equally.

2.4.2 Prorations. All property taxes, rent, insurance premiums and other costs and expenses relating to the ownership and operation of the Land Contracts and the Permits shall be prorated between Seller and Buyer as of the Closing Date, so that Seller pays the prorated amounts for the period of time prior to the Closing Date, and Buyer pays the prorated amounts from and after the Closing Date.

2.4.3 Transfer Taxes. Buyer shall be responsible for paying any transfer taxes and any sales, use or other taxes imposed by applicable Law by reason of the transfer of the Acquired Assets to Buyer as provided herein and any deficiency, interest, penalty or addition asserted with respect thereto.

2.4.4 Title Insurance Premium. Buyer, at its election and at its sole cost, shall have the right to obtain title insurance on any of the Property following Closing. Seller, at no out of pocket cost to Seller, shall cooperate with Buyer in connection with obtaining such insurance in a form reasonably acceptable to Buyer.

ARTICLE 3

BUYER’S CONDITIONS PRECEDENT

3(A) BUYER’S CONDITIONS PRECEDENT TO THE CLOSING

The obligation of Buyer to purchase the Acquired Assets from Seller shall be subject to fulfillment at or prior to the Closing (unless an earlier date is specified) of each of the following conditions precedent:

3.1 Deliverables by Seller. Upon the terms and subject to the conditions set forth in this Article 3, on or before the Closing Date Seller shall deliver, or shall cause to be delivered, to Buyer the following:

3.1.1 General Assignment. Seller shall deliver to Buyer two (2) original counterparts of the Bill of Sale and General Assignment and Assumption Agreement in substantially the form of Exhibit B (the “General Assignment”), each such counterpart being properly executed by an authorized representative of Seller. The General Assignment shall convey all of Seller’s right, title and interest, without reservations or restrictions, in and to all of the Acquired Assets.

3.1.2 Intentionally Deleted.

3.1.3 Certificates. Seller shall furnish Buyer with the following certificates of Seller’s officers:

(a) A certificate executed by the Manager of Seller, certifying as of the Closing Date (a) a true and correct copy of the action of Seller authorizing the execution, delivery and performance of this Agreement and the other Seller Documents to be executed by it, and the consummation of the transactions contemplated hereby and thereby; and (b) incumbency of Seller’s authorized signatory to this Agreement.

(b) An affidavit from Seller, stating, under penalty of perjury, Seller’s United States taxpayer identification number and that Seller is not a foreign person, pursuant to section 1445(b)(2) of the Code and Treasury Regulation 1.1445 2(b)(2)(iii)(B) (or any similar provision of state or other Tax Law).

3.1.4 Escrow Agreement. Seller shall deliver to Buyer two (2) original counterparts of the Escrow Agreement, each such counterpart being properly executed by an authorized representative of Seller.

3.2 Representations, Warranties and Covenants of Seller. Seller shall have performed in all material respects all of the agreements and complied in all material respects with all of the covenants required hereby to be performed by it, including those covenants set forth in Article 5 prior to, on or as of the Closing Date, and the representations and warranties of Seller set forth in Article 6 of this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made as of such time.

3.3 No Injunctions or Prohibitions. No preliminary or permanent injunction or other order, decree, or ruling issued by an Authority, and no statute, rule, regulation, or executive order promulgated or enacted by an Authority, which restrains, enjoins, prohibits, or otherwise makes illegal the consummation of the transaction contemplated hereby shall be in effect nor shall there be pending any action or proceeding by or before any Authority challenging the lawfulness of or seeking to prevent any of the transactions contemplated by this Agreement, or seeking monetary or other relief by reason of the consummation of any of such transactions.

3(B) BUYER’S CONDITIONS PRECEDENT TO PAYMENT OF THE PURCHASE PRICE

The obligation of Buyer to pay the Purchase Price (and to provide any necessary authorizations to Escrow Agent to cause Escrow Agent to pay the Purchase Price) shall be subject to fulfillment at or prior to the applicable payment date for the applicable portion of the Purchase Price (each a “Payment Date”) of each of the following conditions precedent:

3.4 Deliverables by Seller. Upon the terms and subject to the conditions set forth in this Article 3, on or before the Payment Date, Seller shall deliver, or shall cause to be delivered, to Buyer the following:

3.4.1 Consents. Seller shall deliver to Buyer original executed copies of the Consents required for the acquisition, development, ownership, construction, operation and maintenance of the Project for which a Project Payment is requested and obtained by Seller in accordance with Section 8.3, each in a form reasonably satisfactory to Buyer and irrevocable.

3.4.2 Assignment and Further Assurances. Buyer and Seller agree and acknowledge that certain agreements, rights and interests comprising the Acquired Assets, including under or pursuant to the Development Documents and Land Contracts, may mature or formalize after the Closing Date. Accordingly, prior to payment of the Purchase Price with respect to any Project, Seller shall deliver to Buyer original executed copies of such additional assignments and other documents as are reasonably requested by Buyer to assign, convey, transfer and confirm to Buyer any right, title and interest in or to any of the Acquired Assets. Additionally, Seller shall use commercially reasonable efforts to take all action, deliver all documents and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

3.5 Representations, Warranties and Covenants of Seller. Seller shall have performed in all material respects all of the agreements and complied in all material respects with all of the covenants required hereby to be performed by it, including those covenants set forth in Article 5 prior to, on or as of the Payment Date, and the representations and warranties of Seller set forth in Article 6 of this Agreement shall be true and correct in all material respects as of the Payment Date as if made as of such time, and all references to Closing Date shall be deemed to refer to the Payment Date.

3.6 No Injunctions or Prohibitions. No preliminary or permanent injunction or other order, decree, or ruling issued by an Authority, and no statute, rule, regulation, or executive order promulgated or enacted by an Authority, which restrains, enjoins, prohibits, or otherwise makes illegal the consummation of the transaction contemplated hereby shall be in effect nor shall there be pending any action or proceeding by or before any Authority challenging the lawfulness of or seeking to prevent any of the transactions contemplated by this Agreement, or seeking monetary or other relief by reason of the consummation of any of such transactions.

ARTICLE 4

SELLER’S CONDITIONS PRECEDENT AND PAYMENT REQUIREMENTS

4(A) SELLER’S CONDITIONS PRECEDENT TO THE CLOSING

The obligation of Seller to sell, convey, transfer, assign, and deliver to Buyer all of the Acquired Assets shall be subject to fulfillment at or prior to the Closing of each of the following conditions precedent:

4.1 Deliverables by Buyer. Upon the terms and subject to the conditions set forth in this Article 4, on or before the Closing Date, Buyer shall deliver, or shall cause to be delivered to Seller, the following:

4.1.1 General Assignment. Buyer shall deliver to Seller two (2) original counterparts of the General Assignment, each such counterpart being properly executed by an authorized representative of Buyer.

4.1.2 Land Contract Assignment. Buyer shall deliver to Seller two (2) original counterparts of the Land Contract Assignment, each such counterpart being properly executed by an authorized representative of Buyer.

4.1.3 Consideration. Buyer shall have delivered to Escrow Agent the initial Cash Advance in accordance with the terms of this Agreement.

4.1.4 Certificates. Buyer shall have furnished Seller with a certificate executed by the Secretary or Assistant Secretary of Buyer, certifying as of the Closing Date (a) a true and correct copy of the corporate action of Buyer authorizing the execution, delivery and performance of this Agreement and the other Buyer Documents to be executed by Buyer , and the consummation of the transactions contemplated hereby and thereby; and (b) the incumbency of Buyer’s authorized signatory to this Agreement and all of the Buyer Documents,.

4.1.5 Escrow Agreement. Buyer shall deliver to Seller two (2) original counterparts of the Escrow Agreement, each such counterpart being properly executed by an authorized representative of Buyer.

4.1.6 Security Agreement. Buyer shall deliver to Seller two (2) original counterparts of the Security Agreement, each such counterpart being properly executed by an authorized representative of Buyer.

4.1.7 Intentionally Deleted.

4.1.8 Opinion. Buyer shall deliver to Seller an opinion of counsel with respect to the Security Agreement, opining as to customary matters for a commercial financing transaction, including, without limitation, with respect to Buyer, formation and existence; good standing; power and authority; due authorization, execution and delivery; no violation of organizational materials, contracts, agreements or applicable laws; no required consent or approval; and enforceability.

4.2 Representations, Warranties and Covenants of Buyer. Buyer shall have performed in all material respects all of the agreements and complied in all material respects with all of the covenants required hereby to be performed by it including those covenants set forth in Article 5 prior to, on or as of the Closing Date, and the representations and warranties of Buyer set forth in Article 7 of this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made as of such time.

4(B) SELLER’S REQUIREMENTS TO ENSURE BUYER COMPLIANCE IN PAYMENT OF THE PURCHASE PRICE

In connection with the payment of any portion of the Purchase Price, Seller shall have the right to ensure that Buyer performs all Buyer requirements in connection with such payment. In this regard, in order to ensure Buyer’s compliance with all matters necessary to ensure payment of each portion of the Purchase Price when due, Seller shall have the right to require that Buyer complete and perform all of the following matters and items on or before the applicable Payment Date in connection with each such payment of Purchase Price:

4.3 Deliverables by Buyer. Upon the terms and subject to the conditions set forth in this Article 4, on or before the Payment Date, Buyer shall deliver, or shall cause to be delivered to Seller, the following:

4.3.1 Consideration. Buyer shall have delivered to Escrow Agent or to Seller, as applicable, the applicable portion of the Purchase Price in accordance with the terms of this Agreement.

4.4 Representations, Warranties and Covenants of Buyer. Buyer shall have performed in all material respects all of the agreements and complied in all material respects with all of the covenants required hereby to be performed by it including those covenants set forth in Article 5 prior to, on or as of the Payment Date, and the representations and warranties of Buyer set forth in Article 7 of this Agreement shall be true and correct in all material respects as of the Payment Date as if made as of such time, and all references to Closing Date shall be deemed to refer to the Payment Date.

ARTICLE 5

BUYER’S AND SELLER’S COVENANTS

5.1 Actions. Throughout the period both before and after Closing, each party shall use diligent efforts to timely satisfy all the conditions to Closing and to payment of the Purchase Price applicable to such party.

5.2 Notification of Completion or Failure of Conditions. Each Party to this Agreement will promptly notify the other Party whenever it has knowledge that a condition under this Agreement has been satisfied or has not been satisfied within the allotted time; and each Party shall otherwise keep the other Party reasonably apprised with respect to the status of satisfying the obligations hereunder. E-mail communication will be sufficient for notification under this Section 5.2.

5.3 Right to Additional Projects. Seller owns the rights to additional solar photovoltaic electricity generating projects in the State of Hawaii which are currently on the Utility reserve schedule for application to the FIT Tier 2 or 3 program, but excluding the five (5) MW FIT Tier 3 project known as the “D.R. Horton” Project (each an “Additional Project”). Seller shall offer, and Buyer shall have the exclusive first right to purchase, each Additional Project that is accepted by the Utility from the reserve schedule to Buyer for inclusion in this Agreement. To propose such additions, from time to time as each Additional Project is accepted by the Utility from the reserve schedule, Seller shall deliver to Buyer original executed copies of (a) a written notice of intent to add one or more Additional Projects to this Agreement and providing relevant due diligence information regarding such Additional Projects, and (b) two (2) General Assignment with respect to such Additional Projects. If Buyer elects to accept the Additional Projects, then Buyer shall within ten (10) business days of receipt of the offer materials from Seller countersign and return one (1) copy of the General Assignment to Seller. From and after the date of such acceptance by Buyer, the Projects under this Agreement shall include any Additional Projects accepted by Buyer pursuant to this process. If Buyer does not accept any one or more Additional Projects, then (i) Buyer shall return the applicable General Assignment documents to Seller unexecuted and such documents, regardless of whether so returned, shall be null and void, and (ii) Seller shall be free to pursue each such Additional Project so rejected free and clear of this Agreement and of all rights or claims of Buyer.

5.4 Update Schedules. Each of the Parties shall update the Schedules to this Agreement on a periodic basis both before and after the Closing. Each change to any such Schedule shall be identified in any such update and such change must be approved by the Party receiving the updated Schedule (such approval not to be unreasonably withheld or delayed).

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer, as of the Closing Date, as follows:

6.1 Organization. Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Hawaii.

6.2 Authorization. Seller has all requisite power and authority to execute and deliver this Agreement, and each other Seller Document to be delivered at Closing, to own and convey the Acquired Assets and to perform its obligations hereunder and thereunder.

6.3 Organizational Documents. Seller has made available to Buyer true and complete copies of its certificate of organization from the Secretary of State of Hawaii. Seller’s Formation Documents are in full force and effect. Seller is not in violation of any Law affecting its organization or of its Formation Documents in any manner that would have an adverse impact on the Acquired Assets, Projects or on the completion of the transactions contemplated by this Agreement.

6.4 Right and Title to Acquired Assets. Seller has good, valid, marketable and indefeasible title to all of the Acquired Assets free and clear of all matters other than those that would be disclosed by title and UCC searches with respect to the Acquired Assets as of the Closing Date. All of the Acquired Assets are in the possession and control of Seller. At Closing, Seller shall have and convey to Buyer all right, title and interest in and to the Acquired Assets free and clear of all matters other than those that would be disclosed by title and UCC searches with respect to the Acquired Assets as of the Closing Date. None of the matters that would be disclosed by title and UCC searches with respect to the Acquired Assets as of the Closing Date shall have a Material Adverse Effect on the ability of Buyer to construct the Facilities as contemplated under this Agreement.

6.5 Authorization and Enforceability. The execution, delivery and performance of this Agreement and the other Seller Documents to be delivered at Closing and the consummation of the transactions contemplated hereby and thereby by Seller have been duly authorized by all necessary action on the part of Seller. Assuming the due authorization, execution and delivery by Buyer of this Agreement and the other Seller Documents to which Buyer is a party that are to be delivered at Closing, this Agreement constitutes, and the other Seller Documents to be delivered at Closing when executed and delivered by Seller shall constitute, legally valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and equitable principles.

6.6 Violation; Conflicts. Neither the execution, delivery and performance by Seller of this Agreement or the other Seller Documents to be delivered at Closing nor the transfer of the Acquired Assets and consummation of the transactions contemplated hereby or thereby (a) violates or conflicts with any provision of Seller’s Formation Documents; (b) breaches, violates, conflicts with or constitutes a default under any Acquired Asset, creates any right of any Person to accelerate, terminate or cancel, any Acquired Asset; (c) violates the Interconnection Rights, any Laws or any Permits to which Seller or the Acquired Assets are subject; (d) imposes any Encumbrance on any of the Acquired Assets; (e) breaches, violates, conflicts with or constitutes a default under any of the terms or requirements of, or give any third party the right (with or without notice or lapse of time) to revoke, withdraw, suspend, cancel, terminate or modify, any Permits or Consents to which the Projects or Acquired Assets are subject; or (f) breaches, violates, conflicts with or constitutes a default under any of the provisions of, or give any third party the right (with or without notice or lapse of time) to declare a default or exercise any remedy under, or to accelerate any obligation under or cancel, terminate or modify, any written or oral contract, agreement or other obligation to which any of the Acquired Assets, may be bound.

6.7 Consents and Approvals. Except for Consents to be obtained on or before the Closing Date, no consent, approval or authorization of, permit from, declaration, filing or registration with, or notice to, any Authority, any third party or any other Person, is required to be made or obtained by Seller in connection with the execution, delivery, performance and validity of this Agreement and the other Seller Documents to be delivered at Closing, and the consummation of the transactions contemplated hereby and thereby.

6.8 Consultants. Except for EN-RGY Concepts, LLC, which was retained by Buyer and to whom Buyer is solely obligated for the payment of any commission or fee, neither Seller nor its Affiliates has, directly or indirectly, engaged the services of any broker, consultant, finder, agent or other intermediary with respect to the transactions contemplated by this Agreement who may be entitled to any brokerage fee or commission in connection with the transaction referenced herein.

6.9 Litigation. There are no actions, suits or proceedings pending or, to Seller’s Knowledge, threatened, against or affecting any Project or any of the Acquired Assets or Seller’s transfer of rights and consummation of the transactions contemplated hereby, at law or in equity or before or by any Authority or instrumentality or before any arbitrator of any kind.

6.10 Compliance with Law. Seller is in compliance with all Law in all material respects that were or are necessary to the conduct of its business or ownership of the Acquired Assets. Seller has not received any written notification indicating any violation of, and to Seller’s Knowledge, there is no violation of, or non-compliance with, any Law applicable to the Acquired Assets, the Projects or the transactions contemplated hereby.

6.11 Tax Matters. Seller has paid all federal, state, and local taxes with respect to the Acquired Assets, Seller’s ownership or operation of the Acquired Assets. All returns and reports with respect to such taxes that as of the date of this Agreement are required to be filed have been duly and timely filed or an appropriate extension thereof has been obtained. There are no liens for Taxes on the Acquired Assets, other than for Taxes not yet due and payable as of the Closing Date. To Seller’s Knowledge, there are no pending or threatened proceedings with respect to Taxes relating to Seller or the Acquired Assets. There are no matters under discussion between Seller and any Authority with respect to Taxes relating to Seller or the Acquired Assets, and no extensions of the statute of limitations have either been requested or granted with respect to Taxes relating to Seller or the Acquired Assets.

6.12 No Other Agreements to Sell the Acquired Assets. Seller has no legal or other obligation, absolute or contingent, to or with any other Person to sell or affect a sale of all or any portion of the Acquired Assets or to enter into any agreement or cause the entering into of any agreement with respect to the sale of the Acquired Assets.

6.13 Solar Data. Schedule 6.13 to this Agreement is a true and complete list of the Solar Data in place as of the Closing Date. Seller has delivered to Buyer true and complete copies of all Books and Records containing the Solar Data and any other information listed on Schedule 6.13 in the format identified on said Schedule 6.13. With respect to each item of Solar Data identified on Schedule 6.13 to this Agreement:

6.13.1 Seller possesses all right, title, and interest in and to each item of Solar Data and has the right, title, interest and ability to convey the same to Buyer without reservations or restrictions;

6.13.2 the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; and

6.13.3 Seller has not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the items.

6.14 Permits.

6.14.1 Schedule 6.14 to this Agreement set forth a true and complete list of the licenses, consents, certificates, approvals, permits and any other authorizations (including the Permits and Permit Applications) by or from any Authority or third party that Seller, to Seller’s Knowledge as of the Closing Date, is, except as expressly noted below, required to obtain in order to construct, own and operate the Project and the same are in each case assignable without any third party notice, consent or approval.

6.14.2 Seller has delivered, or shall deliver at Closing, to Buyer a true and complete copy of each Permit listed on Schedule 6.14 to this Agreement and obtained by Seller.

6.14.3 With respect to each Permit on Schedule 6.14:

(a) such Permit is legal, valid, binding and enforceable in accordance with its terms, and in full force and effect;

(b) no party to such Permit is in non-compliance with the terms and conditions of such Permit, and, to Seller’s Knowledge, no event has occurred which with notice or lapse of time would constitute non-compliance with such terms and conditions; and

(c) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to Seller’s Knowledge, is threatened which challenges the legality, validity, or enforceability of such Permit.

6.15 Land Contracts.

6.15.1 The Land Contracts comprise all of the Property necessary or appropriate in connection with the successful acquisition, development, construction, installation, completion, ownership, operation and maintenance of the Project in accordance with all Laws; provided, however, that Buyer acknowledges that some of the Land Contracts are not binding agreements themselves, but merely letters of intent or similar such documents, and binding agreements for the benefit of Seller with respect to the ownership, leasing, use and/or occupancy of all of the Property do not exist as of Closing.

6.15.2 Seller has delivered into the DropBox data room true and complete copies of the Land Contracts and with respect thereto:

(a) each Land Contract is legal, valid, binding and in full force and effect and in each case is assignable without any third party notice, consent or approval;

(b) Seller is not and no other party to any Land Contract is in breach or default, and to Seller’s Knowledge, no event has occurred which, with notice or lapse of time and without a cure being completed, would constitute a breach or default or permit termination, or modification thereof, or acceleration thereunder; and

(c) Seller has not, and to Seller’s Knowledge, no other party to any Land Contract has repudiated any provision thereof.

6.15.3 Schedule 6.15 of this Agreement is a true and complete list of all Land Contracts included in the Acquired Assets. Before Closing, Buyer shall have the right to review and if necessary correct the legal descriptions and APN numbers set forth in Schedule 6.15 so that they conform to the property descriptions in the Title Commitments for the Property.

6.16 Development Documents. Schedule 6.16 contains a true and complete list of all written, oral or implied contracts, agreements, leases, powers of attorney, guarantees, sureties, arrangements or other commitments in place as of the Closing that are material to the ownership, development or use of the Projects, and other Development Documents comprising the Acquired Assets.

6.16.1 Seller has delivered into the DropBox data room true and complete copies of the Development Documents and with respect thereto:

(a) each Development Document is legal, valid, binding and in full force and effect and in each case is assignable without any third party notice, consent or approval;

(b) Seller is not and no other party to any Development Document is in breach or default, and to Seller’s Knowledge, no event has occurred which, with notice or lapse of time and without a cure being completed, would constitute a breach or default or permit termination, or modification thereof, or acceleration thereunder; and

6.16.2 Seller has not, and to Seller’s Knowledge, no other party to any Development Document has repudiated any provision thereof.

6.17 Environmental Provisions.

6.17.1 Other than as set out in any Phase I Environmental Assessment, to Seller’s Knowledge, there has not been a Release of Hazardous Material on or otherwise affecting any Property that: (i) has imposed any reporting obligations on Seller (or other persons) under any Environmental Law; or (ii) has imposed any obligations on Seller (or other persons) under any Environmental Law to investigate, assess, monitor, clean-up, contain, remediate, mitigate, remove, store, transport, dispose and/or treat any contamination or prepare or implement any work plans related thereto, or respond to or prepare for any inquiry, order, hearing or other proceeding by or before any Authority with respect to any contamination.

6.17.2 Seller has not received any written notice of any proceedings, action, or other claim or liability arising under any Environmental Law (including notice of potentially responsible party status under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et. seq. or any state counterpart) from any Person or Authority regarding the Property.

6.18 FIT Applications. Seller has submitted and the applicable Utility has accepted a Tier 2 FIT application for each of the Projects.

6.19 No Debarment. Seller and its Affiliates are not subject to debarment or suspended from participation in procurement programs under the Federal Acquisition Regulations or any similar procurement regulations of any other Authority.

6.20 Foreign Corrupt Practices Act. No part of the proceeds from the sale of the Acquired Assets hereunder will be used directly or indirectly for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in material violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

6.21 Schedules; Representations and Warranties. All information contained in the Schedules is true and complete. No representation or warranty of Seller in this Agreement, or any other document delivered pursuant hereto, or any statement, document, certificate or exhibit furnished by Seller pursuant to this Agreement or in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein not misleading.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

7.1 Organization. Buyer shall have the right to form one or more limited liability companies and to transfer or assign the rights to one or more Projects to such entities, along with the associated Acquired Assets and rights under this Agreement with regard to such Projects. Buyer agrees that all of Buyer’s representations, warranties, covenants, agreements and obligations hereunder shall apply to each such entity created by Buyer, to the extent of any Projects or Acquired Assets transferred to each such entity. Buyer shall cause each such entity to comply with all of Buyer’s representations, warranties, covenants, agreements and obligations hereunder. Further, Buyer acknowledges that any such transfer shall be subject to the rights of Seller under the Security Agreement and Buyer shall cause any such transferee to execute any further documents reasonably requested by Seller to ensure the continuing enforceability and perfection of the security interest granted in the Security Agreement. In the event of any assignment as described above, Buyer shall not be released of any of its obligations hereunder or under any other documents entered into in connection with or relating to this Agreement, including, but not limited to, the Security Agreement.

7.2 Authorization. Buyer has all requisite power and authority to execute and deliver this Agreement and each other Buyer Document and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Buyer Documents and the consummation of the transactions contemplated hereby and thereby by Buyer have been duly authorized by all necessary action on the part of Buyer. Assuming the due authorization, execution and delivery by Seller of this Agreement and the other Buyer Documents to which Seller is a party, this Agreement constitutes, and the other Buyer Documents when executed and delivered by Buyer shall constitute, the legally valid and binding obligations of Buyer, enforceable against Buyer in accordance with the respective terms thereof, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and equitable principles.

7.3 No Conflict or Violation. Neither the execution, delivery and performance by Buyer of this Agreement or the other Buyer Documents nor the transfer of rights and consummation of the transactions contemplated hereby or thereby (a) violate or conflict with any provision of Buyer’s Corporate Documents or any agreement or contract to which Buyer is a party; or (b) violate any Laws.

7.4 Consents and Approvals. No consent, approval or authorization of, permit from, declaration, filing or registration with, or notice to, any Authority, any third party payor or any other Person, is required to be made or obtained by Buyer in connection with the execution, delivery, performance and validity of this Agreement and the other Buyer Documents and the consummation of the transactions contemplated hereby and thereby.

7.5 Consultants. As part of the Project Costs, the Buyer agrees to compensate its broker, EN-RGY Concepts, with a Project Procurement Fee of $0.05 per watt DC for its participation in the transaction, payable pro rata with the Purchase Price. EN-RGY will certify that it has no other fee arrangement with the Seller, and will otherwise receive no other compensation from any other party in connection with the Projects and which shall be paid in accordance to the same funding process as defined in Section 2.2.3.

7.6 Litigation. There are no actions, suits or proceedings pending or, to Buyer’s Knowledge, threatened, affecting the acquisition of the Acquired Assets by Buyer or the consummation of the transactions contemplated hereby, at law or in equity or before or by any Authority or instrumentality or before any arbitrator of any kind.

ARTICLE 8

CERTAIN COVENANTS

Each of the following covenants are made by Buyer or Seller, as applicable:

8.1 No Breach of Representations and Warranties by Seller. Seller shall not engage in any practice, take any action, embark on any course of inaction or enter into any transaction or agreement that would violate any provision of this Agreement, any of the other Seller Documents, any of the Development Documents or would cause or result in any of the representations and warranties set forth in Article 6 to be untrue in any material respect or, after giving effect to any such practice, action, course of inaction, transaction or agreement, which could hinder in any material respect the transactions contemplated by this Agreement or the other Seller Documents, as applicable.

8.2 No Breach of Representations and Warranties by Buyer. Buyer shall not engage in any practice, take any action, embark on any course of inaction or enter into any transaction or agreement that would violate any provision of this Agreement or any of the other Buyer Documents or would cause or result in any of the representations and warranties set forth in Article 7 to be untrue in any material respect or, after giving effect to any such practice, action, course of inaction, transaction or agreement, which could hinder in any material respect the transactions contemplated by this Agreement or the other Buyer Documents.

8.3 Consents and Reasonable Efforts. Seller shall take all commercially reasonable steps to obtain all consents, approvals, transfers, permissions, waivers, orders, reissuances and authorizations of (and make all necessary filings or registrations with) (collectively the “Consents”) all Authorities and other third parties which are required to be obtained or made by them in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, for the acquisition, development, construction, installation and completion of the Projects and to effect the various assignments to Buyer as provided in this Agreement. Buyer, without having to incur third party out of pocket expenses, shall cooperate in good faith with Seller in Seller’s effort to obtain the Consents.

8.4 Buyer Confidential Information.

8.4.1 Seller acknowledges that Buyer Confidential Information (as defined below) is valuable and proprietary and Seller agrees not to, directly or indirectly, use, publish, disseminate, describe or otherwise disclose any Buyer Confidential Information without the prior written consent of Buyer. For purposes of this Agreement, “Buyer Confidential Information” shall mean (i) any and all information provided by Buyer to Seller and identified by Buyer as confidential; and (ii) any and all information provided by Buyer to Seller with respect to the Projects or the transactions contemplated hereby. Information shall not be deemed to be Buyer Confidential Information if (a) it has become generally known or available within the industry or the public through no act or omission of Seller; (b) Seller can demonstrate that, prior to disclosure in connection with the transactions contemplated hereby, such information was already in the possession of Seller; (c) it was rightfully received by Seller from a third party who became aware of it through no act or omission of Seller and who is not under an obligation of confidentiality to Buyer; or (d) Seller can demonstrate it was independently developed by employees or consultants of Seller. Notwithstanding the foregoing, from and after the Closing, Buyer Confidential Information shall include any information that is an Acquired Asset, whether or not of the type referred to in clauses (b), (c) or (d) above.

8.4.2 Seller shall maintain any Buyer Confidential Information which has been or will be disclosed directly or indirectly to Seller by or on behalf of Buyer or their Affiliates in confidence and shall not disclose or cause to be disclosed by them or any third person without Buyer’s prior express written consent; provided, however, that Seller may disclose the Buyer Confidential Information to persons who provide legal, accounting, or other services to Seller in connection with Seller’s evaluation or implementation of the transactions contemplated by this Agreement, provided that such persons have first been provided with a copy of this Agreement and have been informed of the duties required hereby.

8.4.3 Notwithstanding the preceding Section 8.4.1 and Section 8.4.2, Buyer Confidential Information may be disclosed if required by any governmental or regulatory Authority or court or otherwise by Law; provided, however, that: (i) such Buyer Confidential Information is submitted under any and all applicable provisions for confidential treatment; and (ii) if Seller is permitted to do so, Buyer is given written notice of the requirement for disclosure promptly after such disclosure is requested, so that it may take whatever action it deems appropriate, including intervention in any proceeding and seeking a protective order or an injunction, to prohibit such disclosure.

8.4.4 Seller agrees that it will not make any use of any Buyer Confidential Information received pursuant to this Agreement except in connection with the transactions contemplated by this Agreement, unless specifically authorized to do so in writing by Buyer, and this Agreement shall not be construed as a license or authorization to Seller to utilize the Buyer Confidential Information, except for such purpose.

8.4.5 Upon Buyer’s request, Seller shall return to Buyer or destroy as promptly as practicable, but in a period not to exceed ten (10) days, (a) all Buyer Confidential Information provided to Seller, including, without limitation, all copies of such Buyer Confidential Information; and (b) all notes or other documents in digital or other format in its possession or in the possession of other persons to whom Buyer Confidential Information was properly provided by Seller. Non-destruction of electronic copies of materials or summaries containing or reflecting Buyer Confidential Information that are automatically generated through data backup and/or archiving systems and which are not readily accessible by Seller’s business personnel shall not be deemed to violate this Agreement, so long as the Buyer Confidential Information contained in or reflected in such electronic backup records is not disclosed or used in violation of the other terms of this Agreement.

8.4.6 Seller acknowledges that a breach of the covenants contained in this Section 8.4 will cause irreparable damage to Buyer, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Seller agrees that if Seller breaches any of the covenants contained in this Section 8.4, in addition to any other remedy that may be available at law or in equity, Buyer shall be entitled to specific performance and injunctive relief, without posting bond or other security and Seller shall have no right or power to raise the defense of adequate remedy at law.

8.5 Seller Confidential Information.

8.5.1 Buyer acknowledges that Seller Confidential Information (as defined below) is valuable and proprietary to Seller and Buyer agrees not to, directly or indirectly, use, publish, disseminate, describe or otherwise disclose any Seller Confidential Information without the prior written consent of Seller. For purposes of this Agreement, “Seller Confidential Information” shall mean (i) any and all information provided by Seller to Buyer and identified by Seller as confidential; and (ii) any and all information provided by Seller to Buyer with respect to the Projects or the transactions contemplated hereby. Information shall not be deemed to be Seller Confidential Information if (a) the Closing has occurred and such information is also an Acquired Asset under this Agreement; (b) it has become generally known or available within the industry or the public though no act or omission of Buyer; (c) Buyer can demonstrate that, prior to disclosure in connection with the transactions contemplated hereby, such information was already in the possession of Buyer; (d) it was rightfully received by Buyer from a third party who became aware of it through no act or omission of Buyer and who is not under an obligation of confidentiality to Seller; or (e) Buyer can demonstrate it was independently developed by employees or consultants of Buyer.

8.5.2 Buyer shall maintain any Seller Confidential Information which has been or will be disclosed directly or indirectly to Buyer by or on behalf of Seller in confidence by it and shall not disclose or cause to be disclosed by Buyer or any third person without Seller’s prior express written consent; provided, however, that Buyer may disclose Seller Confidential Information to persons who provide financial analysis, banking, legal, accounting, or other services to Buyer in connection with Buyer’s evaluation or implementation of the transactions contemplated by this Agreement, provided that such persons have first been provided with a copy of this Agreement and have been informed of the duties required hereby.

8.5.3 Notwithstanding the preceding Section 8.5.1 and Section 8.5.2, Seller Confidential Information may be disclosed if required by any governmental or regulatory Authority or court or otherwise by Law or in connection with any proceeding with the Commission; provided, however, that: (i) such Seller Confidential Information is submitted under any and all applicable provisions for confidential treatment; and (ii) if Buyer is permitted to do so, Seller is given written notice of the requirement for disclosure promptly after such disclosure is requested, so that it may take whatever action it deems appropriate, including intervention in any proceeding and seeking a protective order or an injunction, to prohibit such disclosure.

8.5.4 Buyer agrees that it will not make any use of any Seller Confidential Information received pursuant to this Agreement, except in connection with the transactions contemplated by this Agreement, unless specifically authorized to do so in writing by Seller, and this Agreement shall not be construed as a license or authorization to Buyer to utilize Seller Confidential Information, except for such purpose.

8.5.5 Upon Seller’s request, Buyer shall return or destroy as promptly as practicable, but in a period not to exceed ten (10) days, (a) all Seller Confidential Information provided to Buyer, including, without limitation, all copies of such Seller Confidential Information; and (b) all notes or other documents in digital or other format in its possession or in the possession of other persons to whom Seller Confidential Information was properly provided by Buyer. Non-destruction of electronic copies of materials or summaries containing or reflecting Seller Confidential Information that are automatically generated through data backup and/or archiving systems and which are not readily accessible by a Buyer’s business personnel shall not be deemed to violate this Agreement, so long as the Seller Confidential Information contained in or reflected in such electronic backup records is not disclosed or used in violation of the other terms of this Agreement.

8.5.6 Buyer acknowledges that a breach of the covenants contained in this Section 8.5 will cause irreparable damage to Seller and Seller’s Affiliates, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Buyer agrees that if Buyer breaches any of the covenants contained in this Section 8.5, in addition to any other remedy that may be available at law or in equity, Seller and its Affiliates shall be entitled to specific performance and injunctive relief, without posting bond or other security.

8.6 Access to Properties, Information and Employees. Through the Closing Date, Seller will afford to Buyer and its employees and other representatives full and free access to the Acquired Assets and related records during normal working hours in order for Buyer to make such due diligence investigation as it shall determine and to satisfy itself with respect to the conditions precedent contained in Articles 3 and 4 and compliance with the covenants in Article 5. Buyer shall maintain comprehensive general liability insurance coverage for the activities contemplated by this Section 8.6. Buyer shall exercise its right of access to the Acquired Assets at its own risk and shall be responsible for, and shall defend and indemnify Seller against, (i) injury or death to any person or damage to any property caused by any negligent act or omission (including strict liability), or willful misconduct of Buyer, its contractors, agents or employees in the exercise of its access rights; and (ii) liens or other encumbrances arising from Buyer’s activities on the Property under this Section 8.6.

8.7 Confidentiality Regarding this Agreement. The Parties each acknowledge and agree that the terms of this Agreement shall be considered Seller Confidential Information and Buyer Confidential Information.

8.8 Construction of Projects.

8.8.1 Buyer Construction of Projects. Subject to the obligations of Seller as provided in the Conditions Precedent, the Project Milestones and as set forth in Section 8.9 below, Buyer shall have the right to construct the Projects, and to control the manner, means and timing of such construction, at its sole cost and expense, and in its sole and absolute discretion. Without limiting the generality of the foregoing, Buyer retains the right to purchase all of the panels, inverters, racking, and balance of system components, and subject to the rights of Environet pursuant to that Right of First Refusal by and between Seller and Environet dated November 2011 with respect to providing certain engineering, procurement and construction services with respect to the Projects, Buyer, retains all rights to select and negotiate the labor and subcontractors related to the installation and construction of the Projects.

8.8.2 Project Cost Increases. If prior to or concurrent with the satisfaction of Project Milestones 1-5 for a Project, Buyer or Seller has determined a cost increase for such Project over the per watt amount set forth for such type of Project on the applicable Project Cost Schedule and equal to, or greater than $.28 per watt (the “Cost Threshold”), Buyer shall have the right to terminate the construction of such Project by written notice to Seller, unless Seller agrees in writing to pay, fully and solely from its own account, any additional cost above such Cost Threshold. In the event of a cost increase for a Project over the Cost Threshold where Seller has agreed to bear such cost increase over the Cost Threshold, such additional cost over the Cost Threshold to be paid by Seller shall be deducted from the Project Payment to be paid pursuant to Section 2.2.3(b), with any additional amount to be paid by Seller to Buyer concurrent with the deadline for the Project Payment to be paid pursuant to Section 2.2.3(b).

8.9 Seller Post-Closing Obligations. Seller shall, at its sole cost and expense, except as set forth in this Agreement, take all commercially reasonable diligent efforts to complete the Seller’s Conditions Precedent with respect to the Projects, and the satisfaction of the Project Milestones and otherwise as required in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, for the acquisition, development, construction, installation and completion of the Project. From and after Closing, all Land Contracts, Interconnection Agreements, Power Purchase Agreements, Conditional Use Permits, Permits, Permit Applications and all other Development Documents evidencing rights, approvals or assets with respect to the Projects shall be entered into and obtained in the name of Buyer; provided that, where Seller is required to be identified as the Developer under the FIT applications, Buyer shall be listed as the Project owner. Notwithstanding the foregoing, Seller shall have no right, power or authority to enter into, modify, amend or supplement any agreement or other binding obligation with respect to any Project, and any documents or materials comprising any such agreement or binding obligation shall be executed and entered into solely by Buyer, or with the prior written consent of Buyer. With respect to each Project, Seller shall, at its sole cost and expense, except as set forth in this Agreement, be solely responsible for all costs of such Project until the completion of Project Milestones 1-5 for such Project, as evidenced by the Seller Expense Schedule. In addition to completing the Seller’s Conditions Precedent with respect to the Projects, and the satisfaction of the Project Milestones, Seller shall further be obligated, at its sole cost and expense, except as set forth in this Agreement, to obtain and provide to Buyer the following with respect to the Projects:

8.9.1 Power Purchase Agreements with the FIT Program from the Utilities, with a minimum term of twenty (20) years, and at a minimum purchase price of $0.238 US per kWh;

8.9.2 All necessary zoning and building applications and resulting permits, including, without limitation, all environmental, land use, building permit, and other approvals, permits, licenses and consents required from any Authority with respect to the construction, operation and maintenance of the Projects;

8.9.3 Interconnection Agreements with transmission studies and interconnection cost upgrades defined, as necessary, for each Project;

8.9.4 All necessary pre-construction approvals by any Authority, completed and commissioned by the Utility and providing the “final” sign-off and approval from the applicable building departments;

8.9.5 All pre-COD management and maintenance of communications and relationships with Authorities, opinion leaders, and Property owners, Utilities, and all other third parties with oversight or influence over the Projects or the Acquired Assets and related project management support; and

8.9.6 All non-construction project management personnel needed to complete the Projects.

8.10 Project Status Reporting and Information. Seller shall weekly conduct a conference call with Buyer or provide a written status update report to Buyer detailing the status of the Conditions Precedent, Project Milestones, and other requirements of Section 8.9 above, and the projected date that each such requirement will be satisfied for each Project. Seller shall promptly provide to Buyer for review, comment and approval copies of all documents, drafts, applications, analyses and other materials which are received or sent by Seller during the process of satisfying the Conditions Precedent, Project Milestones, and other requirements of Section 8.9 above for each Project.

8.11 Project Covenant, Representation and Warranty. Seller hereby covenants and agrees that as of and as a condition to notice of the satisfaction of Project Milestones 1-5 under Section 2.2.3(b) with respect to any Project, the Project shall have all material rights and approvals necessary to construct and operate the Project, subject to the construction of the Project pursuant to the applicable plans and specifications.

8.12 Land Owner Solar Systems. Pursuant to the terms of various Land Contracts, the developer leasing or obtaining easements is obligated to construct photovoltaic solar power systems to be owned by the landowner as consideration for the real property rights granted thereunder. Seller agrees that it shall be Seller’s obligation at Seller’s sole cost and expense to timely construct such photovoltaic solar power systems in compliance with the terms and conditions of such Land Contracts. Seller shall provide monthly written reports to Buyer regarding the status of such projects and shall coordinate any such construction with Buyer so as not to interfere with Buyer’s construction and development of any Projects,

8.13 Buyer and Seller Representatives. Each of Buyer and Seller shall appoint a representative as the single responsible point of contact and sole representative for all matters relating to this Agreement. Buyer’s initial representative shall be James R. Pekarsky and Seller’s initial representative shall be Pat Shudak. The actions of the appointed representative shall be deemed the acts of the appointing party and shall be fully binding on such party. The Parties shall vest their representatives with sufficient powers to enable them to assume the obligations and exercise the rights of each Party, as applicable, under this Agreement; provided that, for the avoidance of doubt, neither Owner’s Representative nor Contractor’s Representative shall have the power or authority to waive any material right or obligation of any Party. Either Party may change its representative by written notice to the other party.

ARTICLE 9

ACTIONS BY SELLER AND BUYER AFTER THE CLOSING DATE

9.1 Records. Seller and Buyer agree that each will cooperate with and make available to the other Party, during normal business hours after reasonable advance notice, all books and records retained and remaining in existence after the Closing Date that are necessary in connection with any Tax inquiry, claim, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such books and records or other assistance. The Party requesting any such books and records shall bear all of the out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees) reasonably incurred in connection with providing such books and records or other assistance.

9.2 Survival. The representations, warranties, covenants and agreements of Buyer and Seller shall survive until the completion of all of the Projects and the payment of all sums owed by Buyer and Seller under this Agreement.

9.3 Indemnifications.

9.3.1 By Seller. Subject to the limitation set forth in Section 9.3.5, from and after the Effective Date, Seller shall indemnify, defend, save and hold harmless Buyer, its Affiliates, and their respective members, managers, shareholders, employees, Representatives, officers, directors and agents (collectively, the “Buyer Indemnified Parties”) from and against any and all costs, losses, liabilities (including liabilities arising under principles of strict or joint and several liability), damages, lawsuits, deficiencies, claims and documented out-of-pocket expenses (whether or not arising out of third-party claims) including reasonable attorneys’ fees and all documented out-of-pocket amounts paid in investigation, defense or settlement of any of the foregoing (collectively, the “Damages”) incurred in connection with or arising out of or resulting from:

(i) any breach of any representation, warranty, covenant or agreement made by Seller in this Agreement or any other Seller Document;

(ii) any other liability, obligation or commitment of any nature (absolute, contingent or otherwise) arising out of the ownership or operation of the Acquired Assets prior to the completion of Project Milestones 1-5 with respect to each Project (including any liability arising out of Seller’s negligence or intentional act or omission and all obligations to make payments arising under the Land Contracts until such time);

(iii) any liability or obligations of the grantee under the Land Contracts relating to the period prior to the completion of Project Milestones 1-5 with respect to each Project;

(iv) any liability, obligation or commitment of any nature arising out of or related to the exercise by Seller of Seller’s obligations with respect to the Project Milestones, Conditions Precedent or pursuant to Section 8.9;

(v) any liability arising out of Seller’s acts or omissions, including negligence.

9.3.2 By Buyer. Subject to the limitation set forth in Section 9.3.5, from and after the Effective Date, Buyer shall indemnify, save and hold harmless Seller, its Affiliates, and their respective members, managers, shareholders, employees, Representatives, officers, directors and agents (collectively, the “Seller Indemnified Parties”) from and against any and all Damages incurred in connection with or arising out of or resulting from:

(i) any breach of any representation, warranty, covenant or agreement made by Buyer in this Agreement or any other Buyer Document; or

(ii) any other liability, obligation or commitment of any nature (absolute, contingent or otherwise) arising out of the ownership or operation of the Acquired Assets on or after the completion of Project Milestones 1-5 with respect to each Project (including any liability arising out of Buyer’s negligence or intentional act or omission and all obligations to make payments arising under the Land Contracts on or after such time);

(iii) any liability or obligations of the grantee under the Land Contracts relating to the period on or after the completion of Project Milestones 1-5 with respect to each Project;

(iv) any liability, obligation or commitment of any nature arising out of or related to the exercise by Buyer of Buyer’s obligations with respect to construction in accordance with, or pursuant to, Section 8.8.1; or

(v) any liability arising out of Buyer’s acts or omissions, including negligence.

9.3.3 Defense of Claims. If any action or proceeding (including any governmental investigation or inquiry) shall be brought or asserted or threatened to be brought or asserted against an indemnified party in respect of which an indemnity may be sought from an indemnifying party, such indemnified party shall notify the indemnifying party in writing as promptly as practicable (and in any event within ten (10) Business Days after the service of the citation or summons); provided, however, that the failure of the indemnified party to give timely notice hereunder shall relieve the indemnifying party of its indemnification obligations hereunder only if, and only to the extent that, such failure caused the Damages for which the indemnifying party is obligated to be greater than they would have been had the indemnified party given timely notice. The indemnifying party shall have the right to assume the defense of such action or proceeding, including through the retention of counsel reasonably satisfactory to the indemnified party, by notifying the indemnified party within ten (10) Business Days after receipt of the indemnified party’s written notice. The indemnified party shall have the right to participate in the defense of such action or proceeding at its sole cost and expense; provided, however, that the indemnifying party shall be liable to the extent provided under this Article 9 for all reasonable costs and expenses of defending such action or proceeding incurred by the indemnified party, including reasonable fees and disbursements of counsel, if (i) the indemnifying party fails to assume the defense of such action or proceeding in accordance with the preceding sentence; or (ii) the named parties to any such action or proceeding (including any impleaded parties) include both such indemnified party and the indemnifying party, and such indemnified party shall have been advised by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party (in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action or proceeding on behalf of such indemnified party). The indemnifying party shall not be liable for any settlement of any such action or proceeding affected without its written consent (not to be unreasonably withheld). The indemnified party shall not be required to consent to the settlement of any action or proceeding if such settlement involves anything other than the payment of money by the indemnifying party in full settlement of such action or proceeding.

9.3.4 Further Assurances. Each of the Parties hereto shall use commercially reasonable efforts to take all action and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

9.3.5 Limitation on Indemnification. Notwithstanding any indemnification provision in this Agreement to the contrary, any indemnification obligations of Seller with respect to any Buyer Indemnified Parties provided for in this Agreement and any indemnification obligations of Buyer with respect to any Seller Indemnified Parties provided for in this Agreement shall in all cases be subject to, and shall be limited by, any express limitations of liability and non-recourse provisions set forth in this Agreement.

ARTICLE 10

DEFAULT; TERMINATION; LIMITATIONS ON LIABILITY

10.1 Pre-Closing Default. Buyer and Seller agree that in the event that Closing fails to occur, this Agreement shall terminate and neither party shall have any further obligations to the other.

10.2 Post-Closing Default.

10.2.1 Events of Default

(a) Seller Default. If (i) Seller fails to comply timely and in all material respects with any of Seller’s covenants, terms, conditions or obligations contained in this Agreement to be completed or complied with following Closing, upon not less than thirty (30) days’ prior written notice by Buyer to Seller, if such breach or failure is not cured within such 30-day period and, in the case of an Other Seller Default, such breach or failure has a Material Adverse Effect; (ii) any representation or warranty made by Seller in this Agreement, or any other document furnished by Seller in connection with this Agreement, shall prove to have been false or misleading in any material respect when so made or deemed made and, in the case of an Other Seller Default, such false or misleading representation or warranty has a Material Adverse Effect, or (iii) an assignment after Closing for the benefit of Seller’s creditors occurs or Seller consents to the appointment of a trustee or receiver or the filing by or against Seller of any petition or proceeding occurs under any bankruptcy or insolvency law, and in the case of a filing against Seller, such petition or proceeding is not dismissed within sixty (60) days of its initial filing (each a “Seller Event of Default”). The parties agree that no event, action or circumstance can give rise to or constitute a Seller Event of Default unless that event, action or circumstance also gives rise to or constitutes either an Other Seller Default, a Project Default or a Program Default.

(b) Buyer Default. If (i) Buyer fails to comply timely and in all material respects with any of Buyer’s covenants, terms, conditions or obligations contained in this Agreement to be completed or complied with following Closing, upon not less than thirty (30) days’ prior written notice by Seller to Buyer, if such breach or failure is not cured by Buyer within such 30-day period; (ii) any representation or warranty made by Buyer in this Agreement, or any other document furnished by Buyer in connection with this Agreement, shall prove to have been false or misleading in any material respect when so made or deemed made, or (iii) an assignment after Closing for the benefit of Buyer’s creditors occurs or Buyer consents to the appointment of a trustee or receiver or the filing by or against Buyer of any petition or proceeding occurs under any bankruptcy or insolvency law, and in the case of a filing against Seller, such petition or proceeding is not dismissed within sixty (60) days of its initial filing (each a “Buyer Event of Default”).

10.2.2 Rights and Remedies.

(a) Seller’s Default; Buyer’s Remedies. In the event of a Seller Event of Default, Buyer shall have the following remedies, as applicable:

(1) Non-Project Default and Non-Program Default. In the event of a Seller Event of Default that is not a Project Default or a Program Default (an “Other Seller Default”), Buyer as its sole and exclusive remedy shall be entitled to shall be entitled to offset against the then unpaid remaining portion of the Purchase Price any actual damages arising solely and directly from such Other Seller Default ; provided, however, that Buyer only shall be entitled to such an offset once actual damages for all Other Seller Defaults, in the aggregate, exceed $10,000 (the “Damage Collar”), at which point Buyer shall be able to offset the actual damages over and above the Damage Collar in the manner set forth above.

(2) Project Default. In the event of a Seller Event of Default that is a Project Default, Buyer shall have the following remedies, as applicable:

(i) For a Project Default that occurs before the satisfaction of Project Milestones 1-5 in connection with a Project, there shall be no remedy. In such event, Seller may request that Buyer re-assign and transfer the related Project back to Seller, at Buyer’s election and Seller’s expense

(ii) For a Project Default that occurs after the satisfaction of Project milestones 1-5 but before the satisfaction of Project Milestone 6, Buyer as its sole and exclusive remedy shall be entitled to an offset (as set forth below) for repayment of any verifiable and non-recoverable out-of-pocket expenses directly incurred in connection with such Project, including any Project Payment, EPC Costs, or other non-recoverable costs paid or incurred in connection with such Project. Buyer shall have the right to offset such expenses against all Project Payments (for the subject Project or any other Project) currently held in or subsequently deposited to the Escrow Account.

(3) Program Default. In the event of a Seller Event of Default that is a Program Default, Buyer as its sole and exclusive remedies shall be entitled to (i) notify the Escrow Agent in writing (with a copy to Seller) to cease making Cash Advances as a result of the Program Default, (ii) instruct the Escrow Agent to return any remaining balance in the Escrow Account to the Buyer, to which Seller will consent, (iii) upon written notice to Seller, to increase Seller’s rate of recovery of the Cash Advance from the Purchase Price under Section 2.2.2(d) from $0.50 for each

$1.00 of Purchase Price due to Seller for the 75% portion of the Project Payment, up to $1.00 for each $1.00 of Purchase Price for the 75% portion of the Project Payment due to Seller, and (iv) Seller shall release all remaining Projects and Acquired Assets from, and terminate, the Security Agreement; provided, however, that Seller shall retain any rights asserted against the Security Agreement prior to such termination. In the event of a Seller Event of Default that is a Program Default, then for all related and underlying Project Defaults where the Project already had satisfied Project Milestones 1-5, but prior to the satisfaction of Project Milestone 6, Buyer shall additionally be entitled to an offset (as set forth below) for repayment of any verifiable and non-recoverable out-of-pocket expenses directly incurred in connection with such Projects, including any Project Payment, EPC Costs, or other non-recoverable costs paid or incurred in connection with such Projects. Buyer shall have the right to offset such expenses against all Project Payments (for the subject Project or any other Project) currently held in or subsequently deposited to the Escrow Account.

It is the intent of the parties that in all cases, subject to the terms and limitations set forth above in this Section 10.2.2(a), that Buyer’s remedies upon a Seller Event of Default shall be limited to Seller’s interest in the Acquired Assets, the Projects and the unfunded portion of the Purchase Price. In no event shall Seller be personally liable to Buyer for any Seller Event of Default or for reimbursement of any portion of the Purchase Price actually paid to or for the benefit of Seller.

(b) Buyer Default; Seller’s Remedies. In the event of a Buyer Event of Default Seller as its sole and exclusive remedies shall be entitled to (i) terminate this Agreement, in which event Buyer shall cooperate fully and at no additional cost to Seller in effecting the re-conveyance back to Seller (or any nominee of Seller) of all of the Acquired Assets relating to Projects for which the Purchase Price has not been paid or is not escrowed subject to the terms of this Agreement (and any additions thereto arising after the Closing, and further provided that after Closing, Buyer also shall effect the re-conveyance to Seller in the manner required in this paragraph of any Projects for which Purchase Price was escrowed at Closing, but was not thereafter paid in full to Seller, as and when required under this Agreement promptly upon the timely failure to pay such sums) pursuant to documentation in form and substance reasonably satisfactory to Seller; and (ii) without limiting Buyer’s obligation to reconvey the Acquired Assets in the manner set forth in the preceding item (i), foreclose on the Acquired Assets of the Projects that remain subject to the Security Agreement. Notwithstanding the foregoing, Buyer shall have a right to recover, solely from the Proceeds of the Projects and not from any other assets of Seller, its outstanding Cash Advance balance, provided that such right shall be unsecured and shall be fully subordinate to Seller’s right to complete or sell the Projects and to recover all of Seller’s costs and expenses for the Projects and all other actual damages incurred by Seller as a result of the Buyer Event of Default. Notwithstanding the foregoing, (a) Buyer’s right to recover the Seller Fee portion of the Cash Advance shall not be subordinated to Seller’s right to recover costs and expenses for the Projects and (b) with regard to the subordinated portion of the Cash Advance, Seller shall pay all proceeds from Projects, whether from the completion, ownership, operation, lease, sale, or otherwise (“Proceeds”), after recovery of Seller’s costs and expenses and actual damages, to Buyer until such time as the outstanding Cash Advance balance has been paid in full.

10.2.3 Termination Events. This Agreement shall terminate:

(a) by the mutual written consent of Buyer and Seller;

(b) by Buyer, upon written notice to Seller of such termination, in the event of an uncured Seller Event of Default as provided in Section 10.1, an Other Seller Default as provided in Section 10.2.2(a)(1), or a Program Default as provided in Section 10.2.2(a)(3) above;

(c) by Seller, upon written notice to Buyer of such termination, in the event of an uncured Buyer Event of Default as provided in either Section 10.1 or 10.2.2(b) above.

10.2.4 Effect of Termination.

(a) In the event of any termination of this Agreement as provided in Section 10.2, this Agreement shall forthwith become wholly void and of no further force and effect and, except as set forth in this Agreement, there shall be no liability on the part of Buyer or Seller. Notwithstanding the foregoing, no such termination shall serve to release any Party from any liability (including any such liability under Section 9.3) with respect to any breach of its duties and obligations hereunder prior to such termination, provided that each of the Parties hereto shall use take all action and to do all things necessary, proper or advisable to consummate and make effective the rights and remedies contemplated by this Agreement.

(b) Notwithstanding the foregoing, Section 8.4 (Buyer Confidential Information) and Section 8.5 (Seller Confidential Information) shall survive the termination of this Agreement for a period of one year from the date on which such termination occurs.

(c) EXCEPT WITH RESPECT TO THIRD-PARTY CLAIMS, NEITHER PARTY SHALL BE LIABLE FOR ANY LOST OR PROSPECTIVE PROFITS AND IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY OTHER PUNITIVE, EXEMPLARY, CONSEQUENTIAL, INCIDENTAL OR INDIRECT LOSSES OR DAMAGES (IN TORT, CONTRACT OR OTHERWISE) UNDER OR IN RESPECT TO THIS AGREEMENT OR ANY OTHER BUYER DOCUMENT OR SELLER DOCUMENT OR FOR ANY FAILURE OF PERFORMANCE RELATED HERETO, HOWSOEVER CAUSED.

ARTICLE 11

DISPUTE RESOLUTION

11.1 Step Negotiations. The Parties shall attempt in good faith to resolve all disputes arising out of or relating to this Agreement or any of the transactions contemplated hereby promptly by negotiation, as set forth herein. Either Party may give the other party written notice of any such dispute not resolved in the normal course of business. Executives of both Parties at levels one level above the Project personnel who have previously been involved in the dispute shall meet at a mutually acceptable time and place within ten (10) days after delivery of such notice, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved within thirty (30) days from the referral of the dispute to such executives, or if no meeting of such executives has taken place within fifteen (15) days after such referral, either Party may initiate mediation as provided herein. If a Party intends to be accompanied at a meeting by an attorney, the other Party shall be given at least three (3) Business Days’ notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence. Each Party will bear its own costs for this dispute resolution phase.

11.2 Mediation. In the event that any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby is not resolved in accordance with the procedures set forth in Section 11.1, such dispute shall be submitted to a mediator or mediation group that is qualified to mediate this type of dispute. The mediation shall take place at a mutually agreed upon location in metropolitan San Francisco, California, unless otherwise agreed to by the Parties. If the mediation process has not resolved the dispute within thirty (30) days of the submission of the matter to mediation or within such longer period as the Parties may agree to, the dispute shall be decided by arbitration as set forth below. Each Party will bear its own costs for this dispute resolution phase.

11.3 Binding Arbitration. All claims, disputes and other matters in question not resolved by mediation between the Parties to the Agreement arising out of or relating to this Agreement or any of the transactions contemplated hereby shall be decided by binding arbitration by the American Arbitration Association or by a mutually agreed upon arbitrator. The arbitration shall take place in San Francisco, California and shall be conducted in accordance with the American Arbitration Association Commercial Industry Arbitration Rules then obtaining or a mutually agreed upon set of arbitration rules. This agreement to arbitrate and any other agreement or consent to arbitrate entered into in accordance herewith will be specifically enforceable under the prevailing arbitration law of any court having jurisdiction. Notice of demand for arbitration must be filed in writing with the other Party to the Agreement and with the AAA or other mutually agreed to arbitrator. The demand must be made within a reasonable time after the dispute has arisen. In no event may the demand for arbitration be made if the institution of legal or equitable proceedings based on such dispute is barred by the applicable statute of limitations. If the total dispute, exclusive of interest and arbitration costs, does not equal or exceed one million dollars, the arbitration shall be heard by one neutral arbitrator. If the total dispute equals or exceeds one million dollars, then the arbitration shall be heard by three neutral arbitrators. Any arbitration may be consolidated with any other arbitration proceedings. Either Party may join any other interested parties. The award of the arbitrator(s) shall be binding and specifically enforceable in a court of competent jurisdiction. Each Party will bear its own costs for this dispute resolution phase.

ARTICLE 12

MISCELLANEOUS

12.1 Payment Instructions. All amounts under this Agreement which are payable to Seller shall be made by Buyer to Seller by ACH in accordance with the terms of this Agreement, unless alternative instructions are provided by Seller to Buyer in writing on or before the date for such payment. All amounts under this Agreement which are payable to Buyer shall be made by Seller to Buyer by ACH in accordance with the terms of this Agreement, unless alternative instructions are provided by Buyer to Seller in writing on or before the date for such payment.

12.2 Assignment. Neither Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party. Notwithstanding anything to the contrary, the Buyer may assign this Agreement or its rights with respect to the Acquired Assets comprising any Project to one or more affiliated Special Purpose Entities.

12.3 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement, including, without limitation, all documents delivered pursuant to this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express or UPS); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to Seller:	Pat Shudak
Managing Member
Solar Hub Utilities, LLC
2937 Kalakaua Avenue #23
Honolulu, HI 96815

Email: pshudak@sehsolar.com

with copies to:	Quarles & Brady LLP
Renaissance Square One
Two North Central Avenue
Phoenix, Arizona 85004-2391

Attention: Robert S. Bornhoft
Facsimile: (602) 420-5172
Telephone: (602) 230-5576
Email: bob.bornhoft@quarles.com

If to Buyer:	Solar Power, Inc.
2240 Douglas Blvd., Suite 200
Roseville, CA 95661

Attention: Stephen Kircher
Facsimile: (916) 770-8194
Telephone: (916) 770-8100
Email: skircher@spisolar.com

with copies to:	Solar Power, Inc,
201 California Street, Suite 1250
San Francisco, CA 94111

Attention: Jim Pekarsky
Facsimile:
Telephone:
Email: JPekarsky@spisolar.com

and with copies to:	Weintraub Genshlea Chediak Tobin & Tobin
400 Capitol Mall, Suite 1100
Sacramento, CA 95814

Attention: David C. Adams
Facsimile: (916) 446-1611
Telephone: (916) 558-6000
Email: dadams@weintraub.com

or to such other place and with such other copies as a Party may designate as to itself by written notice to the other Party.

12.4 Choice of Law; Consent to Jurisdiction; Service of Process.

12.4.1 This Agreement shall be construed, interpreted and the rights of the Parties determined in accordance with the Laws of the State of California without reference to its choice of law provisions.

12.4.2 Subject to Article 11, the Parties hereto hereby irrevocably submit to the jurisdiction of the federal or state courts of California for any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby. Each Party hereby irrevocably waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum.

12.4.3 Each of the Parties hereto hereby consents to process being served by the other Party to this Agreement in any arbitration, action or proceeding of the nature specified in Article 11 or Section 12.4.2 by mailing of a copy thereof in accordance with the provisions of Section 12.3 hereof.

12.5 Entire Agreement. This Agreement and all exhibits and schedules hereto and any other written agreements entered into in connection herewith shall constitute the entire understanding of the Parties as to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings, negotiations, and discussions of the parties, whether oral or written, and there are no warranties, representations, or other agreements between the parties or on which any of the parties have relied in connection with the subject matter hereof, except as specifically set forth in this Agreement.

12.6 Amendments and Waivers. No amendment, supplement, modification, waiver, or termination of this Agreement shall be binding, unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver, unless otherwise expressly provided.

12.7 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but which together shall constitute a single document. Signatures transmitted by facsimile shall be binding; provided, however, that any person transmitting his or her signature by facsimile shall promptly send an original signature to the other parties in accordance with Section 12.3. If a facsimile signature is used for purposes of executing this Agreement, then the party executing by facsimile shall also promptly send an original signature to Escrow Holder.

12.8 Expenses. Except as otherwise specified herein, each Party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

12.9 Attorneys’ Fees and Expenses. In the event any of the parties shall commence legal proceedings for the purpose of enforcing any provision or condition hereof, or by reason of any breach arising under the provisions hereof, then the successful party in such proceeding shall be entitled to court costs and reasonable attorneys’ fees to be determined by the Court or referee. Without limiting the generality of the foregoing, the prevailing party shall be entitled to recover its attorneys’ fees and other legal expenses incurred in connection with a bankruptcy or other insolvency-related proceeding of the other party (and including such fees and expenses incurred in efforts, whether successful or not, to obtain adequate protection, annulment, modification or termination of the automatic stay).

12.10 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein (other than a requirement to make payments hereunder), shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by Law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

12.11 Legal Representation of the Parties. The parties negotiated this Agreement with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

12.12 Titles. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

12.13 Burden and Benefit. This Agreement shall be binding upon and shall inure to the benefit of, the Parties hereto and their respective successors and permitted assigns. The Buyer Indemnified Parties and Seller Indemnified Parties shall be third party beneficiaries of this Agreement and shall be entitled to indemnification, with full rights of enforcement as though each such person was a signatory to this Agreement. Except as provided in this Section, there shall be no third party beneficiaries of this Agreement.

12.14 Cumulative Remedies. Except as otherwise provided in this Agreement to the contrary, all rights and remedies of either Party hereto are cumulative of each other and of every other right or remedy such Party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

12.15 No Partnership or Joint Venture. The Parties hereto do not intend to create a partnership or joint venture by virtue of this Agreement. No Party shall owe any fiduciary duty to any other Party by virtue of this Agreement or any other Seller Document or Buyer Document or otherwise.

12.16 No Merger. This Agreement is a fully integrated complete agreement and is not merged with or extinguished by any other agreement.

12.17 Public Announcements. Neither Party may issue any public announcement or other statement with respect to this Agreement or the transactions contemplated hereby, without the prior consent, which shall not be unreasonably withheld or delayed, of the other Party, unless required by applicable Law, order of a court of competent jurisdiction; provided, however, that any Party or its Affiliates may make any public disclosure it believes in good faith and upon advice of counsel is required by applicable Law or stock market rule without the consent of (but with notice to) the other Party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

SELLER:		BUYER:

SOLAR HUB UTILITIES, LLC		SOLAR POWER, INC.
a Hawaii limited liability company		a California corporation

By:	/s/ Pat Shudak	By:	/s/ Alan M. Lefko
Name:	Pat Shudak	Name:	Alan M. Lefko
Title:	Manager	Title:	Vice President Finance

[SIGNATURE PAGE TO

SOLAR DEVELOPMENT ACQUISITION AND SALE AGREEMENT]

SCHEDULE 6.13

SOLAR DATA

Schedule 6.13

Solar Reports

The Solar Reports, including PV Watts Calculation for each Project, is located in DropBox.

Each PV Watts Calculation is contained within the body of the “Presentation Folder” PDF Document for each Project.

SCHEDULE 6.14

LIST OF PERMITS AND PERMIT APPLICATIONS

TO BE ASSIGNED AT CLOSING

SOLAR HUB UTILITIES					HECO-OAHU
SCHEDULE 6.14
Permits and Permit Applications
APP NO.	SIZE kW AC	PROJECT NAME	TMK	INSTALL ADDRESS	CITY	ZIP CODE	IBP APP NO.	BUILDING PERMIT APP NO.	BUILDING PERMIT NO.	PERMIT ISSUED
101 1	500	HARC CARPORT	9-2-001-011	94-340 Kunia Rd	Waipahu	96797	2011/IBP09236	BPA A2011- 10-0074	TBD	TBD
101 2	500	KVTHC LOT 7	9-2-005-023	92-1700 Kunia Rd	Wahiawa	96786	2011/IBP09241	BPA A2011- 10-0087	TBD	TBD
101 3	500	THURSTON 1	6-2-002-003	0 Kamehameha Hwy	Haleiwa	96712	2011/IBP09320	BPA A2011- 10-0422	TBD	TBD
101 4	500	GINELLA 1- Kawailoa	6-1-005-020	62-194 Kawailoa Rd	Haleiwa	96712	2011/IBP09445	BPA A2011- 10-0172	TBD	TBD
101 9	500	TROPIC LAND 010	8-7-010-010	87-1233 Hakimo Rd	Waianae	96792	2011/IBP09558	BPA A2011- 10-0186	TBD	TBD
101 13	198	WONG- Punaluu	5-3-009-093	0000 Puhuli St	Hauula	96717	2011/IBP09439	BPA A2011- 10-0429	TBD	TBD
101 14	500	TROPIC LAND 006	8-7-010-006	87-1239 Hakimo Rd	Waianae	96792	2011/IBP11814	BPA A2011- 12-0216	TBD	TBD
101 18	250	965 Kamilonui	3-9-019-015	965 Kamilonui Place	Honolulu	96825	2011/IBP09433	BPA A2011- 12-1223	TBD	TBD
101 19	500	PLATEAU LOOKOUT	5-8-002-004	58-378 Kam Highway	Haleiwa	96712	2011/IBP11810	BPA A2011- 11-1895	TBD	TBD
101 28	500	KAUKONAHUA RIDGE	6-5-001-043	0000 Kaukonahua Rd	Waialua	96791	2011/IBP12072	BPA A2011- 12-1137	TBD	TBD
101 31	500	KULAAUPUNI	8-7-003-008	87-204 Kulaaupuni St	Waianae	96792	2011/IBP12216	BPA A2011- 12-1029	TBD	TBD
101 33	500	KAALA VIEW	6-5-001-033	0000 Kaukonahua Rd	Waialua	96791	2011/IBP13143	BPA A2011- 12-1310	TBD	TBD
101 36	500	KAALA LAND	6-5-001-010	65-670 A Kaukonahua Rd	Wahiawa	96786	2011/IBP13146	BPA A2012- 04-2849	TBD	TBD
101 95	500	KUWALE ROAD	8-6-007-002	86-335 Kuwale Road	Waianae	96792	2011/IBP13141	BPA A2012- 04-2847	TBD	TBD
101 45	260	OLOMANA GOLF LINKS	4-1-013-010	41-1801 Kalanianaole Hwy	Waimanalo	96795	2011/IBP15407	BPA A2011- 12-1300	TBD	TBD
101 92	500	WAIANAE VALLEY	8-5-004-031	85-1330 Waianae Valley Rd	Waianae	96792	2011/IBP13652	BPA A2012- 05-0625	TBD	TBD
101 49	250	958 Kamilonui	3-9-019-011	958 Kamilonui Place	Honolulu	96825	2011/IBP14020	BPA A2012- 05-1398	TBD	TBD
101 50	250	968 Kamilonui	3-9-019-012	968 Kamilonui Place	Honolulu	96825	2011/IBP14021	BPA A2012- 05-1393	TBD	TBD
101 51	250	905 Kamilonui	3-9-019-021	905 Kamilonui Place	Honolulu	96825	2011/IBP14022	BPA A2012- 05-1391	TBD	TBD
101 52	250	898 Kamilonui	3-9-019-005	898 Kamilonui Place	Honolulu	96825	2011/IBP14023	BPA A2012- 05-1384	TBD	TBD

SOLAR HUB UTILITIES					HECO-OAHU
SCHEDULE 6.14
Permits and Permit Applications
APP NO.	SIZE kW AC	PROJECT NAME	TMK	INSTALL ADDRESS	CITY	ZIP CODE	IBP APP NO.	BUILDING PERMIT APP NO.	BUILDING PERMIT NO.	PERMIT ISSUED
101 53	250	908 Kamilonui	3-9-019-006	908 Kamilonui Place	Honolulu	96825	2011/IBP14024	BPA A2012- 05-1381	TBD	TBD
101 54	250	948 Kamilonui	3-9-019-010	948 Kamilonui Place	Honolulu	96825	2011/IBP14025	BPA A2012- 05-1373	TBD	TBD
101 55	250	918 Kamilonui	3-9-019-007	918 Kamilonui Place	Honolulu	96825	2011/IBP14027	BPA A2012- 05-1341	TBD	TBD
101 56	250	928 Kamilonui	3-9-019-008	928 Kamilonui Place	Honolulu	96825	2011/IBP14028	BPA A2012- 05-1347	TBD	TBD
101 57	250	978 Kamilonui	3-9-019-013	978 Kamilonui Place	Honolulu	96825	2011/IBP14029	BPA A2012- 05-1399	TBD	TBD
101 58	250	975 Kamilonui	3-9-019-014	975 Kamilonui Place	Honolulu	96825	2011/IBP14030	BPA A2012- 05-1329	TBD	TBD
101 59	500	925 Kamilonui	3-9-019-019	925 Kamilonui Place	Honolulu	96825	2011/IBP14026	BPA A2012- 05-1338	TBD	TBD
101 60	500	895 Kamilonui	3-9-019-022	895 Kamilonui Place	Honolulu	96825	2011/IBP14019	BPA A2012- 05-1288	TBD	TBD
101 79	500	Kipapa	9-4-005-052	94-500 Kam Highway	Mililani	96789	2011/IBP14232	BPA A2012- 05-1204	TBD	TBD
101 85	500	California Av Lot 1	7-5-011-001	1818 California Avenue	Wahiawa	96786	2011/IBP14697	BPA A2012- 05-1186	TBD	TBD
101 87	500	Peterson Lot 1	9-4-005-010	94-500 C Kam Highway	Mililani	96789	2011/IBP14699	BPA A2012- 05-1197	TBD	TBD
101 89	500	Kawiwi 1	8-5-034-014	87-1038 Kawiwi Way	Waianae	96792	2011/IBP14767	BPA A2012- 05-1202	TBD	TBD
101 91	500	Chen Farms	8-5-004-019	85-1490 Waianae Valley Rd	Waianae	96792	2011/IBP15118	BPA A2012- 05-0644	TBD	TBD
101 97	500	Kamilonui 945	3-9-019-017	945 Kamilonui Place	Honolulu	96825	2011/IBP15232	BPA A2012- 05-1350	TBD	TBD
101 98	500	Kamilonui 955	3-9-019-016	955 Kamilonui Place	Honolulu	96825	2011/IBP15231	BPA A2012- 05-1356	TBD	TBD
101 99	500	Kamilonui 915	3-9-019-020	915 Kamilonui Place	Honolulu	96825	2011/IBP15228	BPA A2012- 05-1354	TBD	TBD
101 100	500	Kamilonui 855	3-9-019-024	855 Kamilonui Place	Honolulu	96825	2011/IBP15229	BPA A2012- 05-1334	TBD	TBD
101 101	500	Kamilonui 865	3-9-019-023	865 Kamilonui Place	Honolulu	96825	2011/IBP15227	BPA A2012- 05-1343	TBD	TBD
101 102	500	Costa	8-6-005-008	86-344 A Kuwale Road	Waianae	96792	2011/IBP15221	BPA A2012- 05-0640	TBD	TBD
101 103	500	Hawaii Kai	3-9-019-025	7460 Hawaii Kai Dr	Honolulu	96825	2011/IBP15536	BPA A2012- 05-1365	TBD	TBD

SOLAR HUB UTILITIES SCHEDULE 6.14 Permits and Permit Applications					HELCO-BIG ISLAND (KONA)

APP NO.	SIZE kW AC	PROJECT NAME	TMK	INSTALL ADDRESS	CITY	ZIP CODE	To SEARCH for PERMIT, USE TMK	BUILDING PERMIT APP NO.	BUILDING PERMIT NO.	PERMIT ISSUED
50 18	250	Kona 1	9-2-190-061	Maikai Blvd	Ocean View	96704	9-2-190-061	B2011-3983K	B2012-0138K	2/13/2012
50 19	250	Kona 2	9-2-191-047	Maikai Blvd	Ocean View	96704	9-2-191-047	B2011-3992K	B2012-0128K	2/10/2012
50 20	250	Kona 3	9-2-187-018	Kahili Blvd	Ocean View	96704	9-2-187-018	B2011-3991K	B2012-0154K	2/15/2012
50 21	250	Kona 4	9-2-188-020	Lanikai Drive	Ocean View	96704	9-2-188-020	B2011-3990K	B2012-0386K	4/18/2012
50 22	250	Kona 5	9-2-191-034	Alii Blvd	Ocean View	96704	9-2-191-034	B2011-3989K	B2012-0150K	2/15/2012
50 23	250	Kona 6	9-2-186-038	Kahili Blvd	Ocean View	96704	9-2-186-038	B2011-3988K	B2012-0152K	2/15/2012
50 24	250	Kona 7	9-2-193-049	Kona Kai Blvd	Ocean View	96704	9-2-193-049	B2011-3987K	B2012-0153K	2/15/2012
50 25	250	Kona 8	9-2-192-024	Alii Blvd	Ocean View	96704	9-2-192-024	B2011-3986K	B2012-0137K	2/13/2012
50 26	250	Kona 9	9-2-189-096	Maile Drive	Ocean View	96704	9-2-189-096	B2011-3985K	B2012-0136K	2/13/2012
50 27	250	Kona 10	9-2-187-034	Kahili Blvd	Ocean View	96704	9-2-187-034	N/A	B2012-0149K	2/15/2012
50 28	250	Kona 11	9-2-185-084	Prince Kuhio Blvd	Ocean View	96704	9-2-185-084	N/A	B2012-0161K	2/16/2012
50 29	250	Kona 12	9-2-185-051	Maile Drive	Ocean View	96704	9-2-185-051	N/A	B2012-0162K	2/16/2012
50 30	250	Kona 13	9-2-189-047	Maile Drive	Ocean View	96704	9-2-189-047	N/A	B2012-0134K	2/13/2012
50 31	250	Kona 14	9-2-185-071	Macadamia Dr	Ocean View	96704	9-2-185-071	N/A	B2012-0388K	4/18/2012
50 32	250	Kona 15	9-2-192-012	Alii Blvd	Ocean View	96704	9-2-192-012	N/A	B2012-0135K	2/13/2012
50 33	250	Kona 16	9-2-189-060	Maikai Blvd	Ocean View	96704	9-2-189-060	N/A	B2012-0151K	2/15/2012
50 34	250	Kona 17	9-2-185-037	Kahili	Ocean View	96704	9-2-185-037	N/A	B2012-0387K	4/18/2012
50 35	250	Kona 18	9-2-190-059	Maikai Blvd	Ocean View	96704	9-2-190-059	N/A	B2012-0126K	2/10/2012
50 36	250	Kona 19	9-2-190-010	Alii	Ocean View	96704	9-2-190-010	N/A	B2012-0125K	2/10/2012
50 37	250	Kona 20	9-2-191-048	Poha Drive	Ocean View	96704	9-2-191-048	N/A	B2012-0124K	2/10/2012

SOLAR HUB UTILITIES					MECO-MAUI
SCHEDULE 6.14
Permits and Permit Applications
APP NO.	Size kW AC	PROJECT NAME	TMK	INSTALL ADDRESS	CITY	ZIP CODE	TEMP. PERMIT/ BUILDING PERMIT APP NO.	BUILDING PERMIT NO.	PERMIT ISSUED
61-2	250	MLP 5	4-3-004:024	0 Hui A Road	Lahaina	96761	B T20111305	TBD	TBD
61-3	250	MLP 6	4-3-004:025	0 Hui A Road	Lahaina	96761	B T20111307	TBD	TBD
61-5	250	MLP 10	4-4-002:019	0 Honokowai	Lahaina	96761	B T20111319	TBD	TBD
61-6	250	MLP 14	4-4-002:016	0 Honokowai	Lahaina	96761	B T20111356	TBD	TBD
61-12	226	MLP 15	4-2-001:042	0 Honoapiilani Hwy	Lahaina	96761	E 20113007 (ELECTRICAL PERMIT)	TBD	YES
61-13	250	400 HANA Hwy	3-8-065-024	400 Hana Hwy	Kahului	96732	E 20120012 (ELECTRICAL PERMIT)	TBD	YES
17-1	1000	MLP 1	4-4-004:008	0 Honolua	Lahaina	96761	B T20111309	TBD	TBD
17-2	750	MLP 7	4-2-001:043	0 Honolua	Lahaina	96761	B T20111303	TBD	TBD

SCHEDULE 6.15

LAND CONTRACTS

SOLAR HUB UTILITIES					HECO-OAHU
SCHEDULE 6.15
Land Contracts to be assigned by Seller at Closing Letters of Intent including all Extensions
APP NO.	Size kW AC	PROJECT NAME	TMK	INSTALL ADDRESS	CITY	ZIP CODE	LOI ORIGINAL DROPBOX	LOI EXTENSION #1 DEADLINE DROPBOX	LOI EXTENSION #2 DEADLINE DROPBOX	LOI EXTENSION #3 DEADLINE DROPBOX	LOI EASEMENT (KAMILONUI ONLY) DEADLINE	LEASE EXECUTED
101 1	500	HARC CARPORT	9-2-001-011	94-340 Kunia Rd	Waipahu	96797	7/22/2011	2/20/2012	5/31/2012	9/30/2012	N/A
101 2	500	KVTHC LOT 7	9-2-005-023	92-1700 Kunia Rd	Wahiawa	96786	7/22/2011	2/29/2012	5/31/2012	9/30/2012
101 3	500	THURSTON 1	6-2-002-003	0000 Kamehameha Hwy	Haleiwa	96712	8/1/2011	2/20/2012	5/31/2012	9/30/2012		12/3/2011
101 4	500	GINELLA 1 -Kawailoa	6-1-005-020	62-194 Kawailoa Rd	Haleiwa	96712	8/22/2011	2/20/2012	5/31/2012	9/30/2012
101 9	500	TROPIC LAND 8-7-010-010	8-7-010-010	87-1233 Hakimo Rd	Waianae	96792	LEASE	LEASE	LEASE	LEASE		3/16/2012
101 13	198	WONG -Punaluu	5-3-009-093	0000 Puhuli St	Hauula	96717	10/24/2011	3/30/2012	7/31/2012
101 14	500	TROPIC LAND G 8-7-010-006	8-7-010-006	87-1239 Hakimo Rd	Waianae	96792	10/17/2011	2/20/2012	5/31/2012	9/30/2012
101 18	250	965 Kamilonui	3-9-019-015	965 Kamilonui Place	Honolulu	96825	9/20/2011	2/20/2012	5/31/2012	N/A	7/31/2012
101 19	500	PLATEAU LOOKOUT	5-8-002-004	58-378 Kam Highway	Haleiwa	96712	9/17/2011	2/29/2012	5/31/2012	9/30/2012	N/A
101 28	500	KAUKONAHUA RIDGE	6-5-001-043	0000 Kaukonahua Rd	Waialua	96791	10/10/2011	3/30/2012	7/31/2012
101 31	500	KULAAUPUNI	8-7-003-008	87-204 Kulaaupuni St	Waianae	96792	9/28/2011	3/30/2012	7/31/2012
101 33	500	KAALA VIEW	6-5-001-033	0000 Kaukonahua Rd	Waialua	96791	10/4/2011	3/30/2012	7/31/2012
101 36	500	KAALA LAND	6-5-001-010	65-670 A Kaukonahua Rd	Wahiawa	96786	11/15/2011	5/31/2012
101 95	500	KUWALE ROAD	8-6-007-002	86-335 Kuwale Road	Waianae	96792	11/2/2011	5/31/2012
101 45	260	OLOMANA GOLF LINKS	4-1-013-010	41 - 1801 Kalanianaole Hwy	Waimanalo	96795	9/13/2011	3/30/2012	7/31/2012
101 92	500	WAIANAE VALLEY	8-5-004-031	85-1330 Waianae Valley Rd	Waianae	96792	11/21/2011	5/31/2012
101 49	250	958 Kamilonui	3-9-019-011	958 Kamilonui Place	Honolulu	96825	9/27/2011	3/30/2012	7/31/2012		7/31/2012
101 50	250	968 Kamilonui	3-9-019-012	968 Kamilonui Place	Honolulu	96825	9/26/2011	3/30/2012	7/31/2012		7/31/2012
101 51	250	905 Kamilonui	3-9-019-021	905 Kamilonui Place	Honolulu	96825	9/28/2011	3/30/2012	7/31/2012		7/31/2012
101 52	250	898 Kamilonui	3-9-019-005	898 Kamilonui Place	Honolulu	96825	9/28/2011	3/30/2012	7/31/2012		7/31/2012
101 53	250	908 Kamilonui	3-9-019-006	908 Kamilonui Place	Honolulu	96825	9/28/2011	3/30/2012	7/31/2012		7/31/2012
101 54	250	948 Kamilonui	3-9-019-010	948 Kamilonui Place	Honolulu	96825	9/28/2011	3/30/2012	7/31/2012		7/31/2012
101 55	250	918 Kamilonui	3-9-019-007	918 Kamilonui Place	Honolulu	96825	9/28/2011	3/30/2012	7/31/2012		7/31/2012
101 56	250	928 Kamilonui	3-9-019-008	928 Kamilonui Place	Honolulu	96825	9/28/2011	3/30/2012	7/31/2012		7/31/2012
101 57	250	978 Kamilonui	3-9-019-013	978 Kamilonui Place	Honolulu	96825	11/22/2011	5/31/2012			7/31/2012
101 58	250	975 Kamilonui	3-9-019-014	975 Kamilonui Place	Honolulu	96825	11/15/2011	5/31/2012			7/31/2012
101 59	500	925 Kamilonui	3-9-019-019	925 kamilonui Place	Honolulu	96825	9/28/2011	3/30/2012	7/31/2012		7/31/2012
101 60	500	895 Kamilonui	3-9-019-022	895 Kamilonui Place	Honolulu	96825	9/28/2011	3/30/2012	7/31/2012		7/31/2012
101 79	500	Kipapa	9-4-005-052	94-500 Kam Highway	Mililani	96789	12/2/2011	5/31/2012			N/A
101 85	500	California Av Lot 1	7-5-011-001	1818 California Avenue	Wahiawa	96786	12/4/2011	5/31/2012
101 87	500	Peterson Lot 1	9-4-005-010	94-500 C Kam Highway	Mililani	96789	12/4/2011	5/31/2012
101 89	500	Kawiwi 1	8-5-034-014	87-1038 Kawiwi Way	Waianae	96792	12/12/2011	5/31/2012
101 91	500	Chen Farms	8-5-004-019	85-1490 Waianae Valley Rd	Waianae	96792	12/18/2011	5/31/2012
101 97	500	Kamilonui 945	3-9-019-017	945 Kamilonui Place	Honolulu	96825	12/23/2011	7/31/2012			7/31/2012
101 98	500	Kamilonui 955	3-9-019-016	955 Kamilonui Place	Honolulu	96825	12/23/2011	7/31/2012			7/31/2012
101 99	500	Kamilonui 915	3-9-019-020	915 Kamilonui Place	Honolulu	96825	12/23/2011	7/31/2012			7/31/2012
101 100	500	Kamilonui 855	3-9-019-024	855 Kamilonui Place	Honolulu	96825	12/23/2011	7/31/2012			7/31/2012
101 101	500	Kamilonui 865	3-9-019-023	865 Kamilonui Place	Honolulu	96825	12/23/2011	7/31/2012			7/31/2012
101 102	500	Costa	8-6-005-008	86-344 A Kuwale Road	Waianae	96792	12/22/2011	7/31/2012			N/A
101 103	500	Hawaii Kai	3-9-019-025	7460 Hawaii Kai Dr	Honolulu	96825	12/20/2011	7/31/2012			7/31/2012

SOLAR HUB UTILITIES					MECO—MAUI
SCHEDULE 6.15
Land Contracts to be assigned by Seller at Closing Letters of Intent including all Extensions and Leases
APP NO.	Size kW AC	PROJECT NAME	TMK	INSTALL ADDRESS	CITY	ZIP CODE	LOI ORIGINAL DROPBOX	LOI EXTENSION #1 DEADLINE DROPBOX	LOI EXTENSION #2 DEADLINE DROPBOX	LEASE SIGNED
61 2	250	MLP 5	4-3-004:024		Lahaina	96761	9/2/2011	2/29/2012	5/31/2012	3/19/2012
61 3	250	MLP 6	4-3-004:025		Lahaina	96761	9/2/2011	2/29/2012	5/31/2012	3/19/2012
61 5	250	MLP 10	4-4-002:019		Lahaina	96761	9/2/2011	2/29/2012	5/31/2012	3/19/2012
16 6	250	MLP 14	4-4-002:016		Lahaina	96761	9/2/2011	2/29/2012	5/31/2012	3/19/2012
61 12	226	MLP 15	4-2-001:042	Warehouse	Lahaina	96761	9/2/2011	2/29/2012	5/31/2012	3/19/2012
61 13	250	400 HANA Highway	3-8-065:024	400 Hana Highway	Kahului	96732	5/3/2011	2/29/2012	5/31/2012	9/30/2012
17- 1	1000	MLP 1	4-4-004:008		Lahaina	96761	12/28/2011	5/31/2012		3/19/2012
17- 2	750	MLP 7	4-2-001:043		Lahaina	96761	12/28/2011	5/31/2012		3/19/2012

SOLAR HUB UTILITIES					HELCO—KONA (Big Island)
SCHEDULE 6.15
Land Contracts to be assigned by Seller at Closing Letters of Intent including all Extensions
APP NO.	Size kW AC	PROJECT NAME	TMK	INSTALL ADDRESS	CITY	ZIP CODE	LOI ORIGINAL DROPBOX	LOI EXTENSION #1 DEADLINE DROPBOX	LOI EXTENSION #2 DEADLINE DROPBOX
50 18	250	Kona 1	9-2-190-061	Maikai Blvd	Ocean View	96704	12/6/2011	5/31/2012	9/30/2012
50 19	250	Kona 2	9-2-191-047	Maikai Blvd	Ocean View	96704	12/6/2011	5/31/2012	9/30/2012
50 20	250	Kona 3	9-2-187-018	Kahili Blvd	Ocean View	96704	12/6/2011	5/31/2012	9/30/2012
50 21	250	Kona 4	9-2-188-020	Lanikai Drive	Ocean View	96704	12/7/2011	5/31/2012	9/30/2012
50 22	250	Kona 5	9-2-191-034	Alii Blvd	Ocean View	96704	12/6/2011	5/31/2012	9/30/2012
50 23	250	Kona 6	9-2-186-038	Kahili Blvd	Ocean View	96704	12/8/2011	5/31/2012	9/30/2012
50 24	250	Kona 7	9-2-193-049	Kona Kai Blvd	Ocean View	96704	12/6/2011	5/31/2012	9/30/2012
50 25	250	Kona 8	9-2-192-024	Alii Blvd	Ocean View	96704	12/6/2011	5/31/2012	9/30/2012
50- 26	250	Kona 9	9-2-189-096	Maile Drive	Ocean View	96704	12/6/2011	5/31/2012	9/30/2012
50 27	250	Kona 10	9-2-187-034	Kahili Blvd	Ocean View	96704	12/6/2011	5/31/2012	9/30/2012
50 28	250	Kona 11	9-2-185-084	Prince Kuhio Blvd	Ocean View	96704	12/6/2011	5/31/2012	9/30/2012
50 29	250	Kona 12	9-2-185-051	Maile Drive	Ocean View	96704	12/6/2011	5/31/2012	9/30/2012
50 30	250	Kona 13	9-2-189-047	Maile Drive	Ocean View	96704	12/6/2011	5/31/2012	9/30/2012
50 31	250	Kona 14	9-2-815-071	Macadamia Dr	Ocean View	96704	12/6/2011	5/31/2012	9/30/2012
50 32	250	Kona 15	9-2-192-012	Alii Blvd	Ocean View	96704	12/6/2011	5/31/2012	9/30/2012
50 33	250	Kona 16	9-2-189-060	Maikai Blvd	Ocean View	96704	12/6/2011	5/31/2012	9/30/2012
50 34	250	Kona 17	9-2-190-059	Kahili	Ocean View	96704	12/6/2011	5/31/2012	9/30/2012
50 35	250	Kona 18	9-2-190-059	Maikai Blvd	Ocean View	96704	12/6/2011	5/31/2012	9/30/2012
50 36	250	Kona 19	9-2-190-010	Alii	Ocean View	96704	12/6/2011	5/31/2012	9/30/2012
50 37	250	Kona 20	9-2-191-048	Poha Drive	Ocean View	96704	12/6/2011	5/31/2012	9/30/2012

SCHEDULE 6.16

DEVELOPMENT DOCUMENTS

Seller/Seller will deliver copies of the Development Documents for the project to be assigned by Seller at Closing. Seller states that all of the assignable documents necessary to complete this transaction are owned by and are the legal property of the Seller.

The Seller will provide DropBox access to the library of Development Documents that are in Seller’s possession (including Seller’s reasonable access) that exist with regard to the Projects, including, but not limited to:

•	All Notices of Completion issued by the governing Utility;

•	Environmental Studies, Reports, and Permits;

•	Project Engineering;

•	Construction bids;

•	Construction Studies, Reports, and Permits (including all CAD drawings);

•	Electrical Studies, Reports, and Permits;

•	Interconnection Studies, Reports, Applications, Permits, and Approvals with the appropriate Utility;

•	Proposed Lease Documents;

•	The Power Purchase Agreement;

•	Storm water management plan and erosion control permits;

•	Hydrology Reports and mitigation measures, if any;

•	Water well documentation and water rights;

•	Dust control Studies, Reports, and Permits;

•	Site development information, drawings, and studies to date;

•	Access Studies, Reports, and Permits;

•	Access road Studies, Reports, and Permits;

•	Temporary & Permanent fencing design;

•	Land Surveys;

•	Electrical Construction Drawings (completed by Seller and paid out of the Purchase Price);

•	Project (homerun) information/design and drawings;

•	Utility connection information/design and drawings;

•	Grounding Grid information/design and drawings;

•	Engineering Reports and Drawings (to be completed by Seller and paid out of the Purchase Price);

•	Geotechnical Investigation information/design and drawings;

•	PV Layout designs, area information/design, and drawings;

•	Entrance permits to public roads;

•	Reports re onsite temporary storage of spoils;

•	Insurance policies;

•	Start-up information/design and drawings;

•	Meter station information/design and drawings;

•	All local governmental approvals including approved Use Permit;

•	Title reports and copies of all exceptions to title;

•	Transmission easements, rights of way, and other rights;

•	Interconnection and related facilities easement and use agreements;

•	All other studies, reports, and drawings to date.

The Seller agrees to take all steps necessary to legally assign the document above as part of the General Assignment and Bill of Sale (collectively, the “Development Documents”) to Buyer as a condition of the Closing.

[Note: Project specific schedules are set forth in the emails dated June 8, 2012 from Shawn Kent representing Buyer to Robert Bornhoft representing Seller]

2

EXHIBIT A

PROJECT LIST

PROJECT LIST—SOLAR HUB UTILITIES

HECO-OAHU

APP NO.	SIZE kW AC	PROJECT NAME	TMK	INSTALL ADDRESS	CITY	ZIP CODE
101 1	500	HARC CARPORT	9-2-001-011	94-340 Kunia Rd	Waipahu	96797
101 2	500	KVTHC LOT 7	9-2-005-023	92-1700 Kunia Rd	Wahiawa	96786
101 3	500	THURSTON 1	6-2-002-003	0 Kamehameha Hwy	Haleiwa	96712
101 4	500	GINELLA 1—Kawailoa	6-1-005-020	62-194 Kawailoa Rd	Haleiwa	96712
101 9	500	TROPIC LAND 010	8-7-010-010	87-1233 Hakimo Rd	Waianae	96792
101 13	198	WONG—Punaluu	5-3-009-093	0000 Puhuli St	Hauula	96717
101 14	500	TROPIC LAND 006	8-7-010-006	87-1239 Hakimo Rd	Waianae	96792
101 18	250	965 Kamilonui	3-9-019-015	965 Kamilonui Place	Honolulu	96825
101 19	500	PLATEAU LOOKOUT	5-8-002-004	58-378 Kam Highway	Haleiwa	96712
101 28	500	KAUKONAHUA RIDGE	6-5-001-043	0000 Kaukonahua Rd	Waialua	96791
101 31	500	KULAAUPUNI	8-7-003-008	87-204 Kulaaupuni St	Waianae	96792
101 33	500	KAALA VIEW	6-5-001-033	0000 Kaukonahua Rd	Waialua	96791
101 36	500	KAALA LAND	6-5-001-010	65-670 A Kaukonahua Rd	Wahiawa	96786
101 95	500	KUWALE ROAD	8-6-007-002	86-335 Kuwale Road	Waianae	96792
101 45	260	OLOMANA GOLF LINKS	4-1-013-010	41-1801 Kalanianaole Hwy	Waimanalo	96795
101 92	500	WAIANAE VALLEY	8-5-004-031	85-1330 Waianae Valley Rd	Waianae	96792
101 49	250	958 Kamilonui	3-9-019-011	958 Kamilonui Place	Honolulu	96825
101 50	250	968 Kamilonui	3-9-019-012	968 Kamilonui Place	Honolulu	96825
101 51	250	905 Kamilonui	3-9-019-021	905 Kamilonui Place	Honolulu	96825
101 52	250	898 Kamilonui	3-9-019-005	898 Kamilonui Place	Honolulu	96825
101 53	250	908 Kamilonui	3-9-019-006	908 Kamilonui Place	Honolulu	96825
101 54	250	948 Kamilonui	3-9-019-010	948 Kamilonui Place	Honolulu	96825
101 55	250	918 Kamilonui	3-9-019-007	918 Kamilonui Place	Honolulu	96825
101 56	250	928 Kamilonui	3-9-019-008	928 Kamilonui Place	Honolulu	96825
101 57	250	978 Kamilonui	3-9-019-013	978 Kamilonui Place	Honolulu	96825
101 58	250	975 Kamilonui	3-9-019-014	975 Kamilonui Place	Honolulu	96825
101 59	500	925 Kamilonui	3-9-019-019	925 Kamilonui Place	Honolulu	96825
101 60	500	895 Kamilonui	3-9-019-022	895 Kamilonui Place	Honolulu	96825
101 79	500	Kipapa	9-4-005-052	94-500 Kam Highway	Mililani	96789
101 85	500	California Av Lot 1	7-5-011-001	1818 California Avenue	Wahiawa	96786
101 87	500	Peterson Lot 1	9-4-005-010	94-500 C Kam Highway	Mililani	96789
101 89	500	Kawiwi 1	8-5-034-014	87-1038 Kawiwi Way	Waianae	96792
101 91	500	Chen Farms	8-5-004-019	85-1490 Waianae Valley Rd	Waianae	96792
101 97	500	Kamilonui 945	3-9-019-017	945 Kamilonui Place	Honolulu	96825
101 98	500	Kamilonui 955	3-9-019-016	955 Kamilonui Place	Honolulu	96825
101 99	500	Kamilonui 915	3-9-019-020	915 Kamilonui Place	Honolulu	96825
101 100	500	Kamilonui 855	3-9-019-024	855 Kamilonui Place	Honolulu	96825
101 101	500	Kamilonui 865	3-9-019-023	865 Kamilonui Place	Honolulu	96825
101 102	500	Costa	8-6-005-008	86-344 A Kuwale Road	Waianae	96792
101 103	500	Hawaii Kai	3-9-019-025	7460 Hawaii Kai Dr	Honolulu	96825

MECO-MAUI

APP NO.	SIZE kW AC	PROJECT NAME	TMK	INSTALL ADDRESS	CITY	ZIP CODE
61-2	250	MLP 5	4-3-004:024	0 Hui A Road	Lahaina	96761
61-3	250	MLP 6	4-3-004:025	0 Hui A Road	Lahaina	96761
61-5	250	MLP 10	4-4-002:019	0 Honokowai	Lahaina	96761
61-6	250	MLP 14	4-4-002:016	0 Honokowai	Lahaina	96761
61-12	226	MLP 15	4-2-001:042	0 Honoapiilani Hwy	Lahaina	96761
61-13	250	400 HANA Hwy	3-8-065-024	400 Hana Hwy	Kahului	96732
17-1	1000	MLP 1	4-4-004:008	0 Honolua	Lahaina	96761
17-2	750	MLP 7	4-2-001:043	0 Honolua	Lahaina	96761

HELCO-BIG ISLAND (KONA)

50 18	250	Kona 1	9-2-190-061	Maikai Blvd	Ocean View	96704
50 19	250	Kona 2	9-2-191-047	Maikai Blvd	Ocean View	96704
50 20	250	Kona 3	9-2-187-018	Kahili Blvd	Ocean View	96704
50 21	250	Kona 4	9-2-188-020	Lanikai Drive	Ocean View	96704
50 22	250	Kona 5	9-2-191-034	Alii Blvd	Ocean View	96704
50 23	250	Kona 6	9-2-186-038	Kahili Blvd	Ocean View	96704
50 24	250	Kona 7	9-2-193-049	Kona Kai Blvd	Ocean View	96704
50 25	250	Kona 8	9-2-192-024	Alii Blvd	Ocean View	96704
50 26	250	Kona 9	9-2-189-096	Maile Drive	Ocean View	96704
50 27	250	Kona 10	9-2-187-034	Kahili Blvd	Ocean View	96704
50 28	250	Kona 11	9-2-185-084	Prince Kuhio Blvd	Ocean View	96704
50 29	250	Kona 12	9-2-185-051	Maile Drive	Ocean View	96704
50 30	250	Kona 13	9-2-189-047	Maile Drive	Ocean View	96704
50 31	250	Kona 14	9-2-185-071	Macadamia Dr	Ocean View	96704
50 32	250	Kona 15	9-2-192-012	Alii Blvd	Ocean View	96704
50 33	250	Kona 16	9-2-189-060	Maikai Blvd	Ocean View	96704
50 34	250	Kona 17	9-2-185-037	Kahili	Ocean View	96704
50 35	250	Kona 18	9-2-190-059	Maikai Blvd	Ocean View	96704
50 36	250	Kona 19	9-2-190-010	Alii	Ocean View	96704
50 37	250	Kona 20	9-2-191-048	Poha Drive	Ocean View	96704

EXHIBIT B

BILL OF SALE AND GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS BILL OF SALE AND GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”) is made as of as of June [    ], 2012 (the “Effective Date”) between Solar Power, Inc., a California corporation (“Assignee”) and Solar Hub Utilities, LLC, a Hawaiian Limited Liability company (“Assignor”).

Reference is made to that certain Solar Development Acquisition and Sale Agreement dated as of the Effective Date by and between Assignor and Assignee (as amended or supplemented from time to time in writing, the “Purchase Agreement”). Capitalized terms which are used but not defined herein shall have the meaning set forth in the Purchase Agreement.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Assignor, Assignor and Assignee do hereby agree as follows:

1. Sale and Assignment of Personal Property.

(a) Pursuant to the terms of the Purchase Agreement, under which this Agreement is delivered, Assignor hereby sells, transfers, assigns, delivers, sets over and conveys to Assignee all of Assignor’s right, title and interest in and to all of the Acquired Assets and Development Documents (each as defined in the Purchase Agreement) and all other and other personal property owned by Assignor now existing or obtained in the future which are pertinent to the development of the Projects identified on Exhibit A attached hereto, including, without limitation, the items listed below:

•	Land Contracts

•	Interconnection Rights and Interconnection Rights Agreements

•	Power Purchase Agreements

•	Conditional Use Permits

•	Ancillary Agreements

•	Books and Records

•	Permits and Permit Applications

•	Project Attributes

•	Reports

•	Solar Data

(b) The personal property hereby sold, transferred, assigned, delivered, set over and conveyed is being sold on an “as is, where it is” basis.

2. General Assignment and Assumption.

(a) Assignor hereby sells, transfers, assigns, delivers, sets over and conveys to Assignee all right, title and interest of Assignor in and to all of the Acquired Assets, including, without limitation, the following:

(i) to the extent assignable, the rights under all Development Documents, Land Contracts, Interconnection Rights Agreements, Power Purchase Agreements, and Ancillary Agreements, and all FIT applications and reservations in connection with any of the Projects;

(ii) to the extent they may be transferred under applicable law, all licenses, permits and authorizations presently issued in connection with the ownership, development, construction or operation of all or any part of the Projects;

(iii) to the extent assignable, any intangible personal property (including any digital format or version of the following) which is necessary or useful in connection with the ownership, improvement or operation of the Projects, including, but not limited to, warranties,, approvals, guarantees, permits, franchises, drawings, surveys, licenses, entitlements, certificates of occupancy, reports and studies, any claims and causes of action, surveys, maps, transferable utility contracts, plans and specifications, engineering plans and studies, accounts, deposits, contract rights, and general intangibles, other rights relating to the construction, ownership, use and operation of all or any part of the Projects;

(iv) (i) through (iii) collectively referred to as the “Assigned Property”.

(b) Notwithstanding the foregoing, if the assignment and transfer of any of the Assigned Property would cause a breach thereof and if no required consent to such assignment and transfer has been obtained from the third party involved, then such obligation or instrument shall not be assigned and transferred hereunder, but Assignor shall act as agent for Assignee in order to obtain for Assignee the benefits under such obligation or instrument; provided, that the foregoing shall not waive or release Assignor from any obligation to obtain any such consent or any liability for the failure to obtain any such consent.

(c) Assignee hereby assumes all obligations of Assignor in connection with or arising out of the Assigned Property and accruing after the date hereof.

3. Representations and Warranties. Subject to the provisions of Section 4 below, this Bill of Sale and General Assignment and Assumption Agreement is made without recourse and without representation or warranty of any kind whatsoever, express or implied or by operation of law, except as set forth herein.

4. Purchase Agreement. This Assignment shall in no event enlarge, reduce or otherwise affect the rights or obligations of the parties as set forth in the Purchase Agreement.

5. Further Assurances. At any time and from time to time after the date hereof, at Assignee’s request and without further consideration, Assignor will take all action necessary to execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as may be necessary or appropriate in order to more effectively transfer, convey and assign to Assignee, and to confirm Assignee’s title to, the Acquired Assets, and, to the full extent permitted by law, to assist Assignee in exercising all rights with respect thereto.

6. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflicts of law principles.

8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signatures appear on following page.]

IN WITNESS THE EXECUTION HEREOF, under seal, in any number of counterpart copies, each of which shall be deemed to be an original for all purposes, as of the Effective Date.

SELLER:	BUYER:

SOLAR HUB UTILITIES, LLC	SOLAR POWER, INC.
a Hawaii limited liability company	a California corporation

By:	By:
Name:	Name:
Title:	Title:

[SIGNATURE PAGE TO

BILL OF SALE AND GENERAL ASSIGNMENT AND ASSUMPTION AGREEMENT]

EXHIBIT C

(Reserved)

EXHIBIT D

ESCROW AGREEMENT

ESCROW AGREEMENT

This ESCROW AGREEMENT (the “Escrow Agreement”) is made as of June 7, 2012, among SOLAR POWER, INC., a California corporation (“Buyer”), SOLAR HUB UTILITIES, LLC, a Hawaii limited liability company (“Seller”) and TITLE GUARANTY ESCROW SERVICES, INC. (the “Escrow Holder”). Each of Buyer, Seller and the Escrow Holder is referred to herein as a “Party,” and collectively as the “Parties.”

RECITALS

A. Buyer and Seller have entered into that certain Solar Development Acquisition and Sale Agreement (“Purchase Agreement”) dated as of June 7, 2012, pursuant to which Seller sold and transferred and Buyer purchased certain rights, interests and assets (“Acquired Assets”) comprising sixty-eight (68) solar, photovoltaic electricity generating facilities (each a “Project” and more than one the “Projects”), as further identified on Exhibit A . A copy of the Purchase Agreement has been provided to Escrow Holder and capitalized terms used, but not defined, in this Escrow Agreement shall have the meanings given to those terms in the Purchase Agreement;

B. Pursuant to the terms of the Purchase Agreement, the Purchase Price is payable on a post-Closing basis. Buyer has agreed to make an advance of the Purchase Price to Escrow Holder for distribution to Seller in an aggregate amount not to exceed Nine Million Dollars ($9,000,000) of which Three Million Dollars ($3,000,000) has been paid to Seller outside of escrow and Six Million Dollars ($6,000,000) remains to be advanced pursuant to the terms of this Agreement (“Cash Advance”);

C. Pursuant to the terms of the Purchase Agreement, Buyer is obligated to make payments of the Purchase Price for each Project to Escrow Holder for payment to Seller upon the satisfaction by Seller of each of Project Milestones 1-5 and Project Milestone 6, each as defined in the Purchase Agreement, and other terms and conditions (“Project Payments”); and

D. The Parties desire to enter into this Escrow Agreement to provide for an escrow account (“Escrow Account”) to be established in order to hold and pay the Cash Advance and Project Payments (“Escrow Funds”) in accordance with the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual agreements expressed herein, the Parties agree as follow:

1. Appointment of Escrow Holder. Buyer and Seller hereby appoint the Escrow Holder to serve as Escrow Holder hereunder and the Escrow Holder hereby accepts such appointment and agrees to act as Escrow Holder hereunder and to accept, hold and distribute the Escrow Funds in a separate and distinct account (the “Escrow Account”) in accordance with and subject to the terms and conditions hereof. Buyer and Seller agree to pay Escrow Holder fees for its services under this Agreement as follows: (a) initial set up fee of $750 plus tax and (b) each individual disbursement a fee of $125 plus tax. Each individual disbursement can be made via check or wire transfer. Hawaii Tax rate is 4.712%

2. Deposit of Cash Advance Funds. Subject to the terms and provisions of the Purchase Agreement terminating Buyer’s obligation to make Cash Advance deposits, Buyer shall deposit the remaining Cash Advance with the Escrow Holder in six (6) installments, as follows:

2.1 Buyer shall deposit the first installment in the amount of One Million Dollars ($1,000,000 within twenty-four (24) hours of the execution of the Purchase Agreement, this Agreement, and the establishment of the Escrow Account.

2.2 Buyer shall deposit the second installment in the amount of Five Hundred Thousand Dollars ($500,000) during the week of June 18-22, 2012.

2.3 Buyer shall deposit the third installment in the amount of One Million Dollars ($1,000,000) during the week of July 2-6, 2012.

2.4 Buyer shall deposit the fourth installment in the amount of One Million Dollars ($1,000,000) during the week of July 9-13, 2012.

2.5 Buyer shall deposit the fifth installment in the amount of Two Million Dollars ($2,000,000) during the week of July 23-27, 2012.

2.6 Buyer shall deposit the sixth installment in the amount of Five Hundred Thousand Dollars ($500,000) within seven (7) days after Buyer receives notice from Escrow Holder that the balance remaining in the Escrow Account is less than One Million Dollars ($1,000,000).

To avoid delays, not less than 48 hours prior to a scheduled disbursement, deposits need to be made by wire transfer. Escrow Holder shall verify that all deposits have been cleared by the financial institution into which they are deposited before funds can be disbursed. Funds received in this escrow may be deposited with other escrow funds in any federally-insured Hawaii financial institution. The parties acknowledge that federal law and regulations limit the amount of insurance on insured deposit accounts per depositor. For insurance coverage, see www.fdic.gov. Escrow may have other deposit accounts in the financial institution in which the funds for this escrow are deposited. The cumulative effect of other accounts of Escrow Holder may limit the amount of insurance available for the funds deposited in this escrow. The parties agree that Escrow Holder has no liability in the event of failure, insolvency or inability of a financial institution to pay any funds so deposited, including earnings thereon. The sole responsibility of Escrow Holder is to make the deposit.

3. Disbursement of Cash Advance Funds. Cash Advance funds shall be disbursed in accordance with the Seller Expense Schedule attached as Exhibit B, as follows:

3.1 Upon written request of Seller to Escrow Holder, with copy to Buyer, which request shall not be more than five (5) times per calendar month, Escrow Holder shall release the Overhead portion of the Cash Advance for such calendar month directly to the Seller; provided that, as of the date of such request, the amount of such request for such calendar month coupled with all prior advances for Overhead for such calendar month does not exceed the cumulative amount authorized under the Seller Expense Schedule to be released by the Escrow Holder for Overhead for such calendar month, or such request is consented to in writing by the Buyer.

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3.2 Within three (3) business days after written request of Seller to Escrow Holder, and simultaneously copied to Buyer and coupled with third party invoices, Escrow Holder shall pay the Project Cost portion of the Cash Advance by check or wire transfer to the identified third party payee; provided that, as of the date of any such request, the amount of such request coupled with all prior advances for Project Costs from the same specified line item as the line item for such request does not exceed the cumulative amount authorized under the Seller Expense Schedule to be released by the Escrow Holder as of such date for Project Costs from such specified line item, or, if such request does exceed the cumulative authorized amount, such request is consented to in writing by the Buyer.

3.3 Buyer’s consent shall be required for the release and payment by the Escrow Holder of any payments requested by Seller from the Escrow Account for amounts not authorized as provided above or in excess of the amounts set forth in the Seller Expense Schedule. The written approval of Buyer and Seller shall be required for any amendment of the Seller Expense Schedule.

4. Deposit of Project Payment Funds. Within seven (7) days after written notice by Seller to Buyer and Escrow Holder asserting satisfaction by Seller of Project Milestones 1 – 5, as set forth in the Purchase Agreement, for any Project, which notice shall include reasonable written evidence of the satisfaction of such Project Milestones, Buyer shall deposit the Purchase Price for such Project with Escrow Holder for deposit in the Escrow Account. Notwithstanding the foregoing, the deposit of the Purchase Price shall be subject to the Cash Advance crediting provisions set forth in Section 5.3 below.

5. Disbursement of Project Payment Funds. Following the timely deposit by Buyer of the applicable portion of the Purchase Price for a Project in accordance with Section 4 above, Escrow Agent shall disburse the applicable Purchase Price as follows:

5.1 Upon receipt by Escrow Holder of a release by Seller of its security interest under the Security Agreement in the applicable Project and all Acquired Assets solely and directly related to such Project, which release is reasonably approved by Buyer in writing, Escrow Holder shall (1) release to Seller seventy five percent (75%) of the Purchase Price with respect to the Project, and (2) provide written confirmation to Seller that it has received payment of the remaining twenty five percent (25%) of the Purchase Price for such Project. Notwithstanding the foregoing, the release of the Purchase Price shall be subject to the Cash Advance crediting provisions set forth in Section 5.3 below.

5.2 With respect to the payment of the remaining twenty five percent (25%) of the Purchase Price for such Project:

(i) If there is no Cash Advance balance then outstanding after first accounting for the payment of the seventy five percent (75%) of the Purchase Price with respect to the Project pursuant to Section 5.1 above, within seven (7) days after written notice by Seller to Buyer and Escrow Holder asserting satisfaction by Seller of Project Milestone 6, as set forth in

3

the Purchase Agreement, for any Project, which notice shall include reasonable written evidence of the satisfaction of such Project Milestone, Escrow Holder shall release to Seller the remaining twenty five percent (25%) of the Purchase Price for such Project, unless Buyer issues a payment dispute to Seller and Escrow Holder during such period, which payment dispute shall describe with specificity the basis for such dispute and which shall include supporting documentation to the extent reasonably available to Buyer. Notwithstanding the foregoing, the release of the Purchase Price shall be subject to the Cash Advance crediting provisions set forth in Section 5.3 below.

(ii) If there is a Cash Advance balance then outstanding after first accounting for the payment of the seventy five percent (75%) of the Purchase Price with respect to the Project pursuant to Section 5.1 above, then Seller shall be paid the lesser of (a) the remaining twenty five percent (25%) of the Purchase Price or (b) the amount of the Cash Advance balance concurrently with the payment of the seventy five percent (75%) of the Purchase Price with respect to such Project pursuant to Section 5.1 above, with the payment of such portion of the Purchase Price pursuant to this Section 5.2(ii) entirely in the form of a credit against the Cash Advance balance and which shall reduce the Cash Advance balance by the amount of the credit. If the Cash Advance balance is completely eliminated pursuant to the preceding sentence prior to payment in full of the entire remaining twenty five percent (25%) of the Purchase Price, then any remaining portion of the Purchase Price shall be paid in the manner provided in Section 5.2(i) above.

5.3 Notwithstanding the foregoing, the following provisions shall apply to the calculation, deposit and disbursement of the Project Payments for each Project under this Section 5:

(i) Buyer shall defer payment of the Purchase Price and Project Payments on Projects otherwise entitled to a Project Payment until July 15, 2012, on which date Buyer shall pay all deferred Project Payments.

(ii) Notwithstanding the foregoing, the Cash Advance shall be partially creditable against the Purchase Price and any Project Payments due and payable (i) with respect to the 75% of the Project Payment to be deposited and released pursuant to Sections 4 and 5.1, on a Fifty Cents ($0.50) per each dollar basis, such that for each payment of One Dollar ($1.00) of the Purchase Price and any Project Payment due to the Seller as provided herein, the Buyer shall reduce the cash payment of such One Dollar ($1.00) by Fifty Cents ($0.50) and which shall reduce the Cash Advance balance by Fifty Cents ($0.50), until such time as the Cash Advance balance is reduced to Zero Dollars ($0), and (ii) with respect to the 25% of the Project Payments to be deposited and released pursuant to Sections 4 and 5.2, on a dollar for dollar basis, such that for each payment of One Dollar ($1.00) of the Purchase Price and any Project Payment due to the Seller as provided herein, the Buyer shall reduce the cash payment of such One Dollar ($1.00) by One Dollar ($1.00) and which shall reduce the Cash Advance balance by One Dollar ($1.00), until such time as the Cash Advance balance is reduced to Zero Dollars ($0) .

5.4 Notwithstanding the foregoing, Buyer shall not be obligated to make a payment of the Cash Advance under Section 4, and Seller shall not be entitled to obtain Cash

4

Advance disbursements under Section 5 during any time that Buyer has noticed a Seller Event of Default under the Purchase Agreement which has not been cured.

6. Joint Written Instructions and Directions; Disbursements. Buyer and Seller may give joint written instructions to Escrow Holder at any time with respect to the Escrow Funds, or any part thereof, notwithstanding any other provisions of this Escrow Agreement. The Parties agree that all disbursements required to be made hereunder shall be made by wire transfer of immediately available funds in accordance with the wire transfer instructions specified in the notice directing the Escrow Holder to make such disbursement. Additionally, the provisions of the Purchase Agreement relating to the release of Escrow Funds upon the occurrence of the termination of the Purchase Agreement, and otherwise as set forth therein, shall be incorporated herein by this reference.

7. Provisions Concerning the Escrow Holder.

7.1. If, pursuant to Section 5.2, either Buyer or Seller provides a payment dispute notice, then Escrow Holder will retain the entire disputed amount in the Escrow Account and will not make any distribution of the disputed amount until Escrow Holder receives joint written instruction from Buyer and Seller, or a notice of a final award of the arbitrator(s) rendered pursuant to the dispute resolution procedures set forth in Section 11.3 of the Purchase Agreement, or a court order from a court of competent jurisdiction, at which point Escrow Holder will disburse the disputed amount in accordance with such joint written instructions, arbitration award or court order, as applicable.

7.2. This Escrow Agreement sets forth, exclusively, the duties of the Escrow Holder and no additional duties or obligations shall be inferred herefrom or implied hereby.

7.3. The Escrow Holder shall not be responsible for the validity of any documents or other property delivered to it pursuant hereto, may act and rely conclusively upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give any notice or instructions hereunder, believed by the Escrow Holder to be authorized, has been duly authorized so to do. Escrow Holder may rely on the sufficiency of the notices and payment disputes, if any, delivered by a Party to the Escrow Holder and shall not be responsible for determining the reasonableness or specificity of such notices or payment disputes as described in paragraphs 4, 5.2 above.

7.4. The Escrow Holder shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may in good faith do or refrain from doing in connection herewith, except to the extent that any act or omission constitutes gross negligence or willful misconduct. In no event shall the Escrow Holder be liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Escrow Holder has been advised of such loss or damage and regardless of the form of action.

7.5. The Escrow Holder may consult with, and obtain advice from, legal counsel in the event of any dispute or question as to the construction of any of the

5

provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in good faith in accordance with the advice of such counsel.

7.6. The Escrow Holder shall not be bound by any modification of this Escrow Agreement unless it shall have specifically consented thereto in writing.

7.7. Buyer and Seller shall each be responsible for and shall pay to the Escrow Holder fifty percent (50%) all reasonable expenses, including the reasonable fees and expenses of counsel, which the Escrow Holder may incur, and its normal fees for all services rendered, in each case in connection with the discharge of its duties, and the exercise or enforcement of the rights of the Parties hereunder. The Escrow Holder may deduct any unpaid fees from the Escrow Funds. In the event the Escrow Holder deducts any unpaid fees from the Escrow Funds, the responsible Buyer or Seller party, as applicable, shall promptly deposit into the Escrow Account an amount equal to such deducted amount. In the event that the deducted fees are the responsibility of Seller, Escrow Holder may offset such deducted fees from disbursements to Seller under Sections 3 and 5 above.

7.8. The Escrow Holder may resign by giving written notice to Buyer and Seller specifying a date which such resignation shall take effect, which shall in no event be earlier than ten (10) days after the giving of such notice, and shall be discharged from its duties and obligations upon the appointment of a successor Escrow Holder as hereafter provided and the delivery to such successor of the Escrow Funds. Immediately upon receipt of such notice, Buyer and Seller shall appoint a successor Escrow Holder who shall be mutually acceptable to them. Any such successor Escrow Holder shall deliver to Buyer and Seller and to the resigning Escrow Holder a written instrument accepting such appointment hereunder, and thereupon it shall succeed to all the rights and duties of the Escrow Holder hereunder, and shall be entitled to receive the Escrow Funds. In the event that a successor Escrow Holder shall not be so appointed by the date of resignation specified by the Escrow Holder, the Escrow Holder shall have the right to appoint a successor Escrow Holder, and the Parties hereto agree to accept any such successor Escrow Holder appointed by the Escrow Holder.

7.9. In the event of any dispute between Buyer and Seller or between the Escrow Holder and any one or more of the other Parties hereto, with regard to the Escrow Holder or its duties, or any other matter concerning the disposition of the Escrow Funds or in the event that the Escrow Holder, in good faith, is in doubt as to what action it should take hereunder, the Escrow Holder may file a suit in interpleader and request that the Escrow Funds be deposited with the First Circuit Court of the State of Hawaii pending the decision of such court, and the Escrow Holder shall be entitled to refrain from action pending, and rely upon, the decision of such court. The rights of the Escrow Holder under this Section 7.9 are cumulative of all other rights which it may have by law or otherwise.

7.10. The Parties (other than the Escrow Holder) hereby agree that, the Escrow Holder shall be indemnified from and against any loss, liability or expense reasonably incurred, without gross negligence, willful misconduct or bad faith on its part, arising out of or in connection with the Escrow Agreement, including the expense of defending itself against any claim or liability arising therefrom. Any payment required to be made pursuant to this Section 7.10 shall be paid from the Escrow Fund. The Escrow Holder shall not be required to give any

6

bond or surety or report to any court despite any statute, custom or rule to the contrary. The Escrow Holder may deduct any unpaid amounts from the Escrow Funds.

7.11. Buyer and Seller together may terminate the appointment of the Escrow Holder hereunder upon written notice specifying the date upon which such termination shall take effect. In the event of such termination, Buyer and Seller shall before the date of such termination jointly appoint a successor Escrow Holder, and the Escrow Holder shall deliver the remaining Escrow Funds to such successor Escrow Holder.

8. Notices and Written Directions. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made upon being delivered either by courier or fax delivery to the Party for whom it is intended, provided that a copy thereof is deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail, bearing the address shown in this Section 8 for, or such other address as may be designated in writing hereafter by, such Party:

If to Seller:	Pat Shudak Managing Member Solar Hub Utilities, LLC 2937 Kalakaua Avenue #23 Honolulu, HI 96815 Email: pshudak@sehsolar.com with copies to:

Quarles & Brady LLP

Renaissance Square One

Two North Central Avenue

Phoenix, Arizona 85004-2391

Attention: Michelle De Blasi

Facsimile: (602) 420-5149

Telephone: (602) 229-5448

Email: michelle.deblasi@quarles.com

If to Buyer:	Solar Power, Inc. 2240 Douglas Blvd., Suite 200 Roseville, CA 95661 Attention: Stephen Kircher Facsimile: (916) 770-8194 Telephone: (916) 770-8100 Email: skircher@spisolar.com

with copies to:	Solar Power, Inc, 201 California Street, Suite 1250 San Francisco, CA 94111 Attention: Jim Pekarsky Facsimile: Telephone: Email: JPekarsky@spisolar.com

7

and with copies to:	Weintraub Genshlea Chediak Tobin & Tobin 400 Capitol Mall, Suite 1100 Sacramento, CA 95814 Attention: David C. Adams Facsimile: (916) 446-1611 Telephone: (916) 558-6000 Email: dadams@weintraub.com

If to Escrow Holder, to:
Title Guaranty Escrow Services, Inc.

Attn:
Facsimile:

9. Counterparts. Counterpart copies of this Escrow Agreement may be signed by all Parties and signature pages exchanged by fax or otherwise. The Parties intend that counterpart copies signed and exchanged as provided in the preceding sentence shall be fully binding. Counterpart originals of this Escrow Agreement shall be exchanged by U.S. mail or express service at the earliest reasonable date following the exchange of signature pages by fax.

10. Amendment; Waiver. No modification, amendment or waiver of any provision of this Escrow Agreement will be effective unless such modification, amendment or waiver is approved in writing by Buyer, Seller and the Escrow Holder. The failure of any Party to enforce any of the provisions of this Escrow Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such Party thereafter to enforce each and every provision of this Escrow Agreement in accordance with its terms.

11. Binding Effect; Assignment. This Escrow Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Parties hereto.

12. Headings. The headings of the various sections of this Escrow Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Escrow Agreement.

13. Severability. If any provision of this Escrow Agreement shall be determined to be illegal or unenforceable, the remaining provisions of this Escrow Agreement shall remain in full force and effect, and this Escrow Agreement shall be construed as if the illegal or unenforceable provision were not a part hereof, so long as the remaining provisions of this Escrow Agreement shall be sufficient to carry out the overall intent of the Parties as expressed herein.

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14. Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Hawaii, without regard to its conflicts of law doctrine

15. Further Assurances. Each Party hereto shall perform all other acts and execute and deliver all other documents as may be necessary or appropriate to carry out the purposes and intent of this Escrow Agreement.

[Signatures appear on following page.]

9

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date first set forth above.

SOLAR POWER, INC.

By:

Name:

Title:

SOLAR HUB UTILITIES, LLC

By:

Name:

Title:

TITLE GUARANTY ESCROW SERVICES, INC.

By:

Name:

Title:

10

EXHIBIT E

SECURITY AGREEMENT

[See Exhibit 10.2]

EXHIBIT F

(Reserved)